Exhibit 2.1

Execution Version

MERGER AGREEMENT

dated as of

August 3, 2022

by and among

Tomorrow Crypto Group Inc.,

as the Company,

Globalink Investment Inc.,

as Parent,

Globalink Merger Sub, Inc.,

as Merger Sub,

GL Sponsor LLC,

in the capacity as the Parent Representative,

and

Mingliu Wang,

in the capacity as the Seller Representative

4.17 Compliance with Laws	30
4.18 Intellectual Property	31
4.19 Accounts Payable; Affiliate Loans	33
4.20 Employees; Employment Matters	33
4.21 Withholding	36
4.22 Employee Benefits	36
4.23 Real Property	37
4.24 Tax Matters	38
4.25 Environmental Laws	39
4.26 Finders’ Fees	39
4.27 Powers of Attorney, Suretyships and Bank Accounts	39
4.28 Directors and Officers	39
4.29 Anti-Money Laundering Laws	39
4.30 Insurance	40
4.31 Related Party Transactions	41
4.32 Information Supplied	41

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	41

5.1 Corporate Existence and Power	41
5.2 Corporate Authorization	41
5.3 Governmental Authorization	42
5.4 Non-Contravention	42
5.5 Finders’ Fees	42
5.6 Issuance of Shares	42
5.7 Capitalization	42
5.8 Information Supplied	43
5.9 Trust Fund	43
5.10 Listing	44
5.11 Board Approval	44
5.12 Parent SEC Documents and Financial Statements	44
5.13 Certain Business Practices	45
5.14 Anti-Money Laundering Laws	45
5.15 Compliance with Laws	45
5.16 Affiliate Transactions	45
5.17 Litigation; Permits	45
5.18 Indebtedness	45
5.19 Absence of Certain Changes	45
5.20 Employees and Employee Benefit Plans	45
5.21 Properties	45
5.22 Parent Material Contracts	46
5.23 Insurance	46
5.24 Investment Company Act	46
5.25 Tax Matters	46
5.26 PIPE Financing	47
5.27 CFIUS Foreign Person Status	47

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ARTICLE VI COVENANTS OF THE PARTIES PENDING CLOSING	48

6.1 Conduct of the Business	48
6.2 Exclusivity	50
6.3 Access to Information	50
6.4 Notices of Certain Events	51
6.5 Cooperation with Form S-4/Proxy Statement; Other Filings	51
6.6 Trust Account	53
6.7 Obligations of Merger Sub	53
6.8 Cooperation with Antitrust Law Approvals	53
6.9 Subscription Agreements	54
ARTICLE VII COVENANTS OF THE COMPANY	54
7.1 No Insider Trading	54
7.2 Company’s Stockholders Approval	54
7.3 Additional Financial Information	54
7.4 Lock-Up Agreements	55
7.5 Further Covenant Regarding Conduct of Company’s Business	55

ARTICLE VIII COVENANTS OF ALL PARTIES HERETO	55

8.1 Commercially Reasonable Efforts; Further Assurances; Governmental Consents	55
8.2 Compliance with SPAC Agreements	56
8.3 Confidentiality	56
8.4 Directors’ and Officers’ Indemnification and Liability Insurance	56
8.5 Parent Public Filings; NASDAQ	57
8.6 Certain Tax Matters	57
8.7 Parent Equity Incentive Plan	57
8.8 Parent Expenses	57

ARTICLE IX CONDITIONS TO CLOSING	57

9.1 Condition to the Obligations of the Parties	57
9.2 Conditions to Obligations of Parent and Merger Sub	58
9.3 Conditions to Obligations of the Company	59

ARTICLE X TERMINATION	60

10.1 Termination Without Default	60
10.2 Termination Upon Default	60
10.3 Effect of Termination	60

ARTICLE XI INDEMNIFICATION	61

11.1 Indemnification of Parent	61
11.2 Procedure	61
11.3 Insurance	63
11.4 Survival of Indemnification Rights	63
11.5 Sole and Exclusive Remedy	63

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ARTICLE XII MISCELLANEOUS	63

12.1 Notices	63
12.2 Amendments; No Waivers; Remedies	64
12.3 Arm’s Length Bargaining; No Presumption Against Drafter	64
12.4 Publicity	64
12.5 Expenses	64
12.6 No Assignment or Delegation	64
12.7 Governing Law	64
12.8 Counterparts; Facsimile Signatures	65
12.9 Entire Agreement	65
12.10 Severability	65
12.11 Further Assurances	65
12.12 Third Party Beneficiaries	65
12.13 Waiver	65
12.14 No Other Representations; No Reliance	66
12.15 Waiver of Jury Trial	67
12.16 Submission to Jurisdiction	67
12.17 Arbitration	67
12.18 Remedies	68
12.19 Non-Recourse	68
12.20 Parent Representative	68
12.21 Seller Representative	69

Exhibit A –	Form of Company Support Agreement
Exhibit B –	Form of Parent Support Agreement
Exhibit C –	Form of Lock-Up Agreement
Exhibit D –	Form of Amended and Restated Registration Rights Agreement
Exhibit E –	Form of Subscription Agreement

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MERGER AGREEMENT

MERGER AGREEMENT dated as of August 3, 2022 (this “Agreement”), by and among (i) Tomorrow Crypto Group Inc., a Nevada corporation (the “Company”), (ii) Globalink Investment Inc., a Delaware corporation (“Parent”), (iii) Globalink Merger Sub, Inc., a Nevada corporation (“Merger Sub”), (iii) GL Sponsor LLC, a Delaware limited liability company, in the capacity as the representative from and after the Effective Time (as defined below) other than the Company Stockholders (as defined below) as of immediately prior to the Effective Time and their successors and assignees) in accordance with the terms and conditions of this Agreement (the “Parent Representative”), and (v) Mingliu Wang, an individual, in the capacity as the representative from and after the Effective time for the Company Stockholders (as defined below) as of immediately prior to the Effective Time in accordance with the terms and conditions of this Agreement (the “Seller Representative”).

W I T N E S S E T H:

A. The Company and its Subsidiaries (the “Company Group”) are in the business of mining cryptocurrencies (as conducted or currently proposed to be conducted by the Company Group, the “Business”);

B. Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, and Merger Sub is a wholly-owned subsidiary of Parent;

C. Merger Sub will merge with and into the Company (the “Merger”), after which the Company will be the surviving company (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent and Parent shall change its name to “Tomorrow Crypto Group Holding Inc.”;

D. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, certain Company Stockholders are entering into and delivering Support Agreements, substantially in the form attached hereto as Exhibit A (each, a “Company Support Agreement”), pursuant to which such Company Stockholders have agreed to vote in favor of this Agreement and the Merger and the other transactions contemplated hereby;

E. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, Sponsor and certain other stockholders of Parent that are officers or directors of Parent are entering into and delivering Support Agreements, substantially in the form attached hereto as Exhibit B (each, a “Parent Support Agreement”), pursuant to which each such Parent stockholder has agreed (i) not to transfer or redeem any shares of Parent Common Stock held by such Parent stockholder, and (ii) to vote in favor of this Agreement and the Merger at the Parent Stockholder Meeting;

F. Prior to or simultaneously with the execution and delivery of this Agreement, Parent has entered into subscription agreements in the form attached as Exhibit E hereto (each, a “Subscription Agreement”) with certain investors (the “PIPE Investors”) for an aggregate investment of $15,000,000 (the “PIPE Financing Amount”) in shares of convertible preferred stock of Parent (the “PIPE Shares”) in a private placement to be consummated substantially concurrently with the Closing (the “PIPE Financing”);

G. For U.S. federal income tax purposes, the parties hereto intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and the Company’s Board of Directors and the Boards of Directors of Parent and Merger Sub have approved this Agreement and intend that it constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g); and

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H. The boards of directors of each of the Company, Parent and Merger Sub have (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement and the Additional Agreements to which they are or will be party, including the Merger, and the performance of their respective obligations hereunder or thereunder, on the terms and subject to the conditions set forth herein or therein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, them and their respective stockholders and (iii) resolved to recommend that their stockholders approve the Merger and such other transactions and adopt this Agreement and the Additional Agreements to which they are or will be a party and the performance of such party of its obligations hereunder and thereunder.

In consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

“AAA” has the meaning set forth in Section 12.17.

“AAA Procedures” has the meaning set forth in Section 12.17.

“Action” means any legal action, litigation, suit, claim, hearing, proceeding or investigation, including any audit, claim or assessment for Taxes or otherwise, by or before any Authority.

“Additional Agreements” means the Amended and Restated Registration Rights Agreement, the Company Support Agreements, the Subscription Agreements, the Escrow Agreement, the Parent Support Agreements and the Lock-Up Agreements.

“Additional Parent SEC Documents” has the meaning set forth in Section 5.12(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Proposal” has the meaning set forth in Section 6.2(b).

“Alternative Transaction” has the meaning set forth in Section 6.2(a).

“Amended and Restated Registration Rights Agreement” “means the amended and restated registration rights agreement, in substantially the form attached hereto as Exhibit D.

“Amended Parent Charter” has the meaning set forth in Section 6.5(e).

“Annual Financial Statements” has the meaning set forth in Section 4.9(a).

“Anti-Corruption Laws” has the meaning set forth in Section 4.29(a).

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“Antitrust Laws” means any applicable Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act.

“Applicable Taxes” mean such Taxes as defined in IRS Notice 2020-65 (and any corresponding Taxes under state or local tax Applicable Law).

“Applicable Wages” mean such wages as defined in IRS Notice 2020-65 (and any corresponding wages under state or local tax Applicable Law).

“Articles of Merger” has the meaning set forth in Section 2.2

“Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority exercising executive, legislative, judicial, regulatory or administrative functions (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Balance Sheet” means the audited consolidated annual balance sheet of the Company as of March 31, 2022.

“Balance Sheet Date” has the meaning set forth in Section 4.9(a).

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Combination” has the meaning set forth in Section 5.11(a).

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.6.

“COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

Company Articles of Incorporation” means the Articles of Incorporation of the Company, filed with the Secretary of State of the State of Nevada on January 21, 2022.

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“Company Common Stock” means the common stock of the Company, par value $0.0001 per share.

“Company Consent” has the meaning set forth in Section 4.8.

“Company Exclusively Licensed IP” means all Company Licensed IP that is exclusively licensed to or purported to be exclusively licensed to any member of the Company Group.

“Company Financial Statements” has the meaning set forth in Section 4.9(a).

“Company Group” has the meaning set forth in the recitals to this Agreement.

“Company Information Systems” has the meaning set forth in Section 4.18(k).

“Company IP” means, collectively, all Company Owned IP and Company Licensed IP.

“Company Licensed IP” means all Intellectual Property owned by a third Person and licensed to or purported to be licensed to any member of the Company Group or that any member of the Company Group otherwise has a right to use or purports to have a right to use.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by any member of the Company Group, in each case, whether exclusively, jointly with another Person or otherwise.

“Company Stock Certificate” has the meaning set forth in Section 2.10.

“Company Stockholders” means, at any given time, the holders of Company Common Stock.

“Company Stockholder Approval” has the meaning set forth in Section 4.2(b).

“Company Stockholder Written Consent” has the meaning set forth in Section 7.2(a).

“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 7.2(a).

“Company Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Company Surviving Reps” has the meaning set forth in Section 11.1.

“Company Termination Fee” has the meaning set forth in Section 10.4(a).

“Company Transaction Expenses” means, without duplication, the fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants, consultants and other advisors and service providers in connection with Company’s negotiation, documentation and consummation of this Agreement and the transactions contemplated hereby, provided, however, that “Company Transaction Expenses” shall not include (i) any premiums payable by the Company in connection with the “tail” policy pursuant to Section 8.4(d), (ii) the filing fee of the HSR Act filing, and (iii) any litigation expenses arising from the transactions contemplated hereby including any litigation related fees and expenses of attorneys, accountants and other.

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“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company Group, or any suppliers, customers or agents of the Company Group that is not already generally available to the public, including any Intellectual Property.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of May 10, 2022 by and between the Company and Parent.

“Consideration Spreadsheet” has the meaning set forth in Section 3.5(a).

“Contracts” means the Lease and all other contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, Permits, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which any member of the Company Group is a party or by which any of its respective properties or assets is bound.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings.

“Conversion Ratio” means an amount equal to (a) the Per Share Merger Consideration Amount, divided by (b) $10.00.

“Copyleft Licenses” means all licenses or other Contracts to Software that requires as a condition of use, modification, or distribution of such Software that other Software or technology incorporated into, derived from, or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no or minimal charge.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Data Protection Laws” means all applicable Laws in any applicable jurisdiction relating to the Processing, privacy, security, or protection of Personal Information, and all regulations or guidance issued thereunder.

“Dispute” has the meaning set forth in Section 12.17.

“Dissenting Shares” has the meaning set forth in Section 3.3.

“Domain Names” has the meaning set forth in the definition of “Intellectual Property.”

“Earn-out Shares” has the meaning set forth in Section 3.6.

“Effective Time” has the meaning set forth in Section 2.2.

“Enforceability Exceptions” has the meaning set forth in Section 4.2(a).

“Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

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“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company Group, or that is, or was at the relevant time, a member of the same “controlled group” as the Company Group pursuant to Section 4001(a)(14) of ERISA.

“Escrow Account” has the meaning set forth in Section 3.11(a).

“Escrow Agent” has the meaning set forth in Section 3.11(a).

“Escrow Agreement” has the meaning set forth in Section 3.11(a).

“Escrow Amount” has the meaning set forth in Section 3.11(a).

“Escrow Property” has the meaning set forth in Section 3.11(a).

“Escrow Shares” has the meaning set forth in Section 3.11(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 3.4(a).

“Exchange Fund” has the meaning set forth in Section 3.4(a).

“Excluded Matter” means any one or more of the following: (a) general economic or political conditions; (b) conditions generally affecting the industries in which such Person or its Subsidiaries operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by this Agreement or any action or omission taken by the Company or its Subsidiaries with the written consent or at the request of Parent or any action or omission taken by Parent or Merger Sub with the written consent or at the request of the Company; (f) (i) any changes in applicable Laws (including in connection with the COVID-19 pandemic) or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof, or (ii) in the case of Parent, new pronouncements by the SEC or other U.S. federal regulators with respect to prior accounting rules, including changes to, and the restatement of Parent’s audited financial statements as of and for the fiscal year ended December 31, 2020 or for future periods, as a result of the SEC pronouncement on April 12, 2021 relating to the accounting of warrants (the “SEC Warrant Pronouncement”); (g) the announcement, pendency or completion of the transactions contemplated by this Agreement; (h) any natural or man-made disaster, acts of God or pandemics, including the COVID-19 pandemic, or the worsening thereof; or (i) any failure by a party to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); provided, however, that the exclusions provided in the foregoing clauses (a) through (d), clause (f) and clause (h) shall not apply to the extent that Parent and Merger Sub, taken as a whole, on the one hand, or the Company Group, taken as a whole, on the other hand, is disproportionately affected by any such exclusions or any change, event or development to the extent resulting from any such exclusions relative to all other similarly situated companies that participate in the industry in which they operate.

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“Expiration Date” has the meaning set forth in Section 3.11(b).

“Export Control Laws” has the meaning set forth in Section 4.29(a).

“Final June 30, 2022 Financial Statements” has the meaning set forth in Section 7.3.

“Foreign Corrupt Practices Act” has the meaning set forth in Section 4.17(a).

“Form S-4” has the meaning set forth in Section 6.5(a).

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“Fully Diluted Company Shares” means all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time.

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules or regulations promulgated thereunder.

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business consistent with past practices), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person of the Indebtedness of another Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (i) any obligations that the Company has elected to defer pursuant to the CARES Act or as a result of COVID-19, including any deferred rent or deferred Taxes, and any liabilities associated with any loans or other stimulus packages received by the Company under the CARES Act and applicable rules and regulations thereunder, and (j) any agreement to incur any of the same.

“Indemnification Notice” has the meaning set forth in Section 11.1.

“Indemnified Party” has the meaning set forth in Section 11.1.

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“Indemnifying Parties” has the meaning set forth in Section 11.1.

“Intellectual Property” means all of the worldwide intellectual property rights and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: discoveries, inventions, ideas, technology, know-how, trade secrets, and Software, in each case whether or not patentable or copyrightable (including proprietary or confidential information, systems, methods, processes, procedures, practices, algorithms, formulae, techniques, knowledge, results, protocols, models, designs, drawings, specifications, materials, technical data or information, and other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing) (collectively, “Trade Secrets”); trade names, trademarks, service marks, trade dress, product configurations, other indications of origin, registrations thereof or applications for registration therefor, together with the goodwill associated with the foregoing (collectively, “Trademarks”); patents, patent applications, utility models, industrial designs, supplementary protection certificates, and certificates of inventions, including all re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, counterparts, extensions, and validations thereof (“collectively, “Patents”); works of authorship, copyrights, copyrightable materials, copyright registrations and applications for copyright registration (collectively, “Copyrights”); domain names and URLs (collectively, “Domain Names”), social media accounts, and other intellectual property, and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto.

“Interim Period” has the meaning set forth in Section 6.1(a).

“International Trade Control Laws” has the meaning set forth in Section 4.29(a).

“IP Contracts” means, collectively, any and all Contracts to which any member of the Company Group is a party or by which any of its respective properties or assets is bound, in any case under which the Company Group (i) is granted a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property of a third Person, (ii) grants a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) to a third Person in or to any Intellectual Property owned or purported to be owned by the Company Group or (iii) has entered into an agreement not to assert or sue with respect to any Intellectual Property (including settlement agreements and co-existence arrangements), in each case other than (A) “shrink wrap” or other licenses for generally commercially available software (including Publicly Available Software) or hosted services, (B) customer, distributor or channel partner Contracts on Company’s standard forms, (C) Contracts with the Company Group’s employees or contractors on Company’s standard forms, and (D) customary non-disclosure agreements entered into in the ordinary course of business consistent with past practices (subparts (A)-(D) collectively, the “Standard Contracts”).

“IPO” means the initial public offering of Parent pursuant to the Prospectus.

“Knowledge” (i) with respect to the Company means the actual knowledge after reasonable inquiry of Mingliu Wang; and (ii) with respect to Parent means the actual knowledge after reasonable inquiry of Say Leong Lim and Cliff (Ming Hang) Chong.

“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

“Letter of Transmittal” has the meaning set forth in Section 3.4(b).

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“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lock-Up Agreement” means the agreement, in substantially the form attached hereto as Exhibit C, restricting the sale, transfer or other disposition of the shares of Parent Common Stock received by certain of the Company Stockholders at the Closing in connection with the Merger.

“Losses” has the meaning set forth in Section 11.1.

“Material Adverse Effect” means any fact, effect, event, development, change, state of facts, condition, circumstance, violation or occurrence (an “Effect”) that, individually or together with one or more other contemporaneous Effect, (i) has or would reasonably be expected to have a materially adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company Group, on the one hand, or on Parent and Merger Sub, on the other hand, taken as a whole; or (ii) prevents or materially impairs or would reasonably be expected to prevent or materially impair the ability of the Company Stockholders and the Company Group, on the one hand, or on Parent and Merger Sub, on the other hand to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include Effects (and solely to the extent of such Effects) resulting from an Excluded Matter.

“Material Contracts” has the meaning set forth in Section 4.15(a). “Material Contracts” shall not include any Contracts that are also Plans.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration Shares” means an aggregate number of shares of Parent Common Stock equal to the product of (i) the Conversion Ratio, multiplied by (ii) the aggregate number of issued and outstanding shares of Company Common Stock issued and outstanding as of the Closing; provided, however, that the Merger Consideration Shares otherwise payable to Company Stockholders are subject to the withholding of the Escrow Shares deposited in the Escrow Account in accordance with Section 3.11, and after the Closing are subject to reduction for the indemnification obligations of the Indemnifying Parties set forth in ARTICLE XI).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 5.7(b).

“NASDAQ” means the Nasdaq Stock Market LLC.

“Nevada Dissenter’s Rights Statutes” means NRS 92A.300 through 92A.500, inclusive.

“NRS” means the Nevada Revised Statutes, as amended;

“Offer Documents” has the meaning set forth in Section 6.5(a).

“Order” means any decree, order, judgment, writ, award, injunction, stipulation, determination, award, rule or consent of or by an Authority.

“OSHA” has the meaning set forth in Section 4.20(l).

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“Other Filings” means any filings to be made by Parent required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws, other than the SEC Statement and the other Offer Documents.

“Outside Closing Date” has the meaning set forth in Section 10.1(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Board Recommendation” has the meaning set forth in Section 5.11(a).

“Parent Closing Cash” means (a) the amount of cash available in the Trust Account immediately prior to the Effective Time after deducting the amount required to satisfy the Parent Redemption Amount plus (b) the PIPE Financing Amount actually received by Parent prior to or substantially concurrently with the Closing, net of the Parent’s unpaid expenses and liabilities.

“Parent Common Stock” means the Parent Common Stock. Any reference in this Agreement to the Parent Common Stock prior to the adoption of the Amended Parent Charter shall mean the Parent Common Stock.

“Parent Equity Incentive Plan” has the meaning set forth in Section 0.

“Parent Material Contract” has the meaning set forth in Section 5.22(a).

“Parent Parties” has the meaning set forth in ARTICLE V.

“Parent Private Unit” means each unit of Parent issued to Public Gold Marketing Sdn. Bhd, a Malaysian private limited company, in a private placement at the time of the consummation of the IPO at a price of $10.00 per Parent Private Unit comprised of (a) one share of Parent Common Stock and (b) one Parent Private Right, and (c) one Parent Private Warrant.

“Parent Private Right” means each right issued as part of the Parent Private Unit, entitling the holder thereof to receive one-tenth (1/10) of one share of Parent Common Stock upon the consummation of the Merger.

“Parent Private Warrants” means each warrant issued as part of Parent Private Unit, entitling the holder of one whole warrant to purchase one share of Parent Common Stock at an exercise price of $11.50 per whole share.

“Parent Proposals” has the meaning set forth in Section 6.5(e).

“Parent Public Unit” means each unit of Parent issued in the IPO comprised of (a) one share of Parent Common Stock and (b) one Parent Public Right, and (c) one Parent Public Warrant.

“Parent Public Right” means each right issued as part of the Parent Public Unit, entitling the holder thereof to receive one-tenth (1/10) of one share of Parent Common Stock upon the consummation of the Merger.

“Parent Public Warrants” means each warrant issued as part of a Parent Public Unit or Parent Public Subunit, entitling the holder of one whole warrant to purchase one share of Parent Common Stock at an exercise price of $11.50 per whole share.

“Parent Redemption Amount” has the meaning set forth in Section 6.6.

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“Parent Representative” has the meaning set forth in the Preamble.

“Parent Representative Documents” has the meaning set forth in Section 12.20(a).

“Parent SEC Documents” has the meaning set forth in Section 5.12(a).

“Parent Share Price” means an amount equal to the VWAP of the Parent Common Stock over the twenty (20) Trading Days ending at the close of business on the principal securities exchange or securities market on which the Parent Common Stock is then traded immediately prior to the date of determination, as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the date of this Agreement.

“Parent Stockholder Approval” has the meaning set forth in Section 5.2.

“Parent Stockholder Meeting” has the meaning set forth in Section 6.5(a).

“Parent Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Parent Termination Fee” has the meaning set forth in Section 10.4(b).

“Parent Transaction Expenses” means, without duplication, (a) the fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants, consultants and other advisors and service providers in connection with Parent’s negotiation, documentation and consummation of this Agreement and the transactions contemplated hereby including any deferred underwriting fees incurred by Parent in connection with its initial public offering, (b) the filing fees payable to the SEC in connection with the registration of the Parent Public Units and the Merger Consideration Shares; provided, however, that “Parent Transaction Expenses” shall not include (i) any premiums payable by the Parent in connection with the “tail” policy pursuant to Section 8.4(e), (ii) the filing fee of the HSR Act filing, (iii) any litigation expenses arising from the transactions contemplated hereby including any litigation related fees and expenses of attorneys, accountants and other advisors and (iv) any fees and expenses incurred in connection with the Subscription Agreements.

“Parent Unit” shall mean each Parent Private Unit and Parent Public Unit.

“Parent Right” shall mean each Parent Private Right and Parent Public Right.

“Parent Warrant” shall mean each Parent Private Warrant and Parent Public Warrant.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“PCAOB” means the Public Company Accounting Oversight Board.

“Pending Claims” has the meaning set forth in Section 3.11(b).

“Per Share Merger Consideration Amount” means an amount equal to (a) the sum of Two Hundred and Ten Million United States Dollars ($210,000,000), divided by (b) the number of Fully Diluted Company Shares.

“Permit” has the meaning set forth in Section 4.16.

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“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Parent; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practices for amounts (i) that are not delinquent, (ii) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (iii) not resulting from a breach, default or violation by the Company Group of any Contract or Law; (c) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Financial Statements in accordance with U.S. GAAP); and (d) the Liens set forth on Schedule 1.1(b).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” has the meaning set forth in Section 4.18 (l).

“PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“PIPE Financing Amount” has the meaning set forth in the recitals to this Agreement.

“PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“PIPE Shares” has the meaning set forth in the recitals to this Agreement.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other material compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment (other than any employment offer letter in such form as previously provided to Parent that is terminable “at will” without any contractual obligation on the part of the Company Group to make any severance, termination, change of control, or similar payment), consulting, change-of-control, bonus, incentive, deferred compensation, employee loan and fringe benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company Group, or under which the Company Group has any current or potential liability, but excluding any statutory plan, program or arrangement that is maintained by an Authority.

“Privacy Policy” has the meaning set forth in Section 4.18(k).

“Pro Rata Share” means, with respect to each Company Stockholder, a fraction expressed a percentage equal to (i) the portion of the Merger Consideration Shares payable by Parent to such Company Stockholder in accordance with the terms of this Agreement, divided by (ii) the total Merger Consideration Shares payable by Parent to all Company Stockholders in accordance with the terms of this Agreement

“Process,” “Processed” or “Processing” means any operation or set of operations performed upon Personal Information or sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination, or otherwise making available, alignment or combination, restriction, erasure, or destruction.

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“Prohibited Party” has the meaning set forth in Section 4.29(b).

“Prospectus” has the meaning set forth in Section 12.13.

“Proxy Statement” has the meaning set forth in Section 6.5(a).

“Public Distributions” has the meaning set forth in Section 12.13.

“Publicly Available Software” means each of any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, “copyleft,” open source software (e.g. Linux), or under similar licensing and distribution models, including but not limited to any of the following: (A) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Source License (SISL) and (G) the Apache Server License, including for the avoidance of doubt all Software licensed under a Copyleft License.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Registered Exclusively Licensed IP” means all Company Exclusively Licensed IP that is the subject of a registration or an application for registration, including issued patents and patent applications.

“Registered IP” means collectively, all Registered Owned IP and Registered Exclusively Licensed IP.

“Registered Owned IP” means all Intellectual Property constituting Company Owned IP or filed in the name of any member of the Company Group, and in each instance is the subject of a registration or an application for registration, including issued patents and patent applications.

“Representatives” means a party’s officers, directors, Affiliates, managers, consultant, employees, representatives and agents.

“Resolution Period” has the meaning set forth in Section 12.17.

“S-4 Effective Date” has the meaning set forth in Section 6.5(c).

“Sanctions Laws” has the meaning set forth in Section 4.29(a).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“SEC Statement” means the Form S-4, including the Proxy Statement, whether in preliminary or definitive form, and any amendments or supplements thereto.

“Securities Act” means the Securities Act of 1933, as amended.

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“Securities Filing” has the meaning set forth in Section 2.4(b).

“Seller Representative” has the meaning set forth in the Preamble.

“Seller Representative Documents” has the meaning set forth in Section 12.21(a).

“Sites” has the meaning set forth in Section 4.18(k).

“Software” means computer software, programs, and databases (including development tools, library functions, and compilers) in any form, including in or as Internet Web sites, web content, links, source code, object code, operating systems, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, together with all versions, updates, corrections, enhancements and modifications thereof, and all related specifications, documentation, developer notes, comments, and annotations.

“Sponsor” means GL Sponsor LLC, a Delaware limited liability company.

“Standard Contracts” has the meaning set forth in the definition of IP Contracts.

“Standards Setting Agreements” has the meaning set forth in Section 4.18(q).

“Standards Setting Body” has the meaning set forth in Section 4.18(q).

“Subscription Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by such Person.

“Survival Period” has the meaning set forth in Section 11.1.

“Surviving Corporation” has the meaning set forth in the recitals to this Agreement.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company Group and other tangible property.

“Tax Opinion” has the meaning set forth in Section 2.4(b).

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Tax(es)” means any U.S. federal, state or local or non-U.S. tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

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“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Third-Party Claim” has the meaning set forth in Section 11.1.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Trading Day” means any day on which shares of Parent Common Stock are actually traded on the principal securities exchange or securities market on which the Parent Common Stock is then traded.

“Transaction Litigation” has the meaning set forth in Section 8.1(c).

“Trust Account” has the meaning set forth in Section 5.9.

“Trust Agreement” has the meaning set forth in Section 5.9.

“Trust Fund” has the meaning set forth in Section 5.9.

“Trustee” has the meaning set forth in Section 5.9.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

“USPTO” has the meaning set forth in Section 4.18(c).

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

“Warrant Agreement” has the meaning set forth in Section 6.10.

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1.2 Construction.

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience, only.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means “and/or”; the word “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Additional Agreement to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time.

(e) Any reference to a numbered schedule means the same-numbered section of the disclosure schedule. Any reference in a schedule contained in the disclosure schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement. Nothing in the disclosure schedules constitutes an admission of any liability or obligation of the disclosing party to any third party or an admission to any third party, including any Authority, against the interest of the disclosing party, including any possible breach of violation of any Contract or Law. Summaries of any written document in the disclosure schedules do not purport to be complete and are qualified in their entirety by the written document itself. The disclosures schedules and the information and disclosures contained therein are intended only to qualify and limit the representations and warranties of the parties contained in this Agreement, and shall not be deemed to expand in any way the scope or effect of any of such representations and warranties.

(f) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

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(g) To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, such Contract, document, certificate or instrument shall be deemed to have been given, delivered, provided and made available to Parent or its Representatives, if such Contract, document, certificate or instrument shall have been posted not later than two (2) Business Days prior to the date of this Agreement to the electronic data site maintained on behalf of the Company for the benefit of the Parent and its Representatives and the Parent and its Representatives have been given access to the electronic folders containing such information and received a notice that such Contract, document, certificate or instrument has been so posted.

ARTICLE II
MERGER

2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Nevada Revised Statutes of the State of Nevada (the “NRS”), at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Corporation, which shall be named “Tomorrow Crypto Group Inc.”, and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of Parent, which shall change its name to “Tomorrow Crypto Group Holding Inc.”

2.2 Merger Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall file with the Secretary of State of the State of Nevada articles of merger in form and substance reasonably acceptable to Company and Parent, executed in accordance with the relevant provisions of the NRS (the “Articles of Merger”). The Merger shall become effective upon the filing of the Articles of Merger or at such later time as is agreed to by the Parties and specified in the Articles of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 U.S. Tax Treatment.

(a) For U.S. federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby (i) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that, other than the representations set forth in Sections 4.24(e) and 5.25(e), no party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368(a) of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledges and agrees that each such party (A) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (B) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368(a) of the Code.

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(b) If, in connection with the preparation and filing of the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing (individually, a “Securities Filing”) or the SEC’s review thereof, the SEC requests or requires that a tax opinion (or tax opinions) with respect to the U.S. federal income tax consequences of the Merger be prepared and submitted in such connection (each, a “Tax Opinion”), (i) the Company and Parent shall each use commercially reasonable efforts to deliver to Ellenoff Grossman & Schole LLP and Hunter Taubman Fischer & Li LLC, in connection with any Tax Opinion rendered by such counsels, customary Tax representation letters satisfactory to such counsels, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by such counsels in connection with the preparation and filing of such Securities Filing, and (ii) the Company shall use commercially reasonable efforts to cause Ellenoff Grossman & Schole LLP, and Parent shall use commercially reasonable efforts to cause Hunter Taubman Fischer & Li LLC, to furnish Tax Opinions, subject to customary assumptions and limitations.

2.5 Articles of Incorporation; Bylaws.

(a) The Company Articles of Incorporation as in effect immediately prior to the Effective Time shall, in accordance with the terms thereof and the NRS, be amended and restated in its entirety as set forth in the exhibit to the Articles of Merger, and, as so amended and restated, shall be articles of incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the NRS.

(b) The Bylaws of the Company as in effect immediately prior to the Effective Time shall be amended at the Effective Time to read in its entirety as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Tomorrow Crypto Group Inc.”, until thereafter amended in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation and applicable Law.

2.6 Closing. Unless this Agreement is earlier terminated in accordance with ARTICLE X, the closing of the Merger (the “Closing”) shall take place virtually at 10:00 a.m. local time, on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in ARTICLE IX or at such other time, date and location as Parent and Company agree in writing. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

2.7 Directors and Officers of Surviving Corporation.

(a) At the Effective Time, the initial directors of the Surviving Corporation shall consist of the same persons serving on Parent’s Board of Directors in accordance with Section 2.8, and such directors shall hold office until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws.

(b) At the Effective Time, the officers of the Company shall become the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

(c) At the Closing, at least three (3) of the officers of the Surviving Corporation comprising the senior management of the Company shall be United States residents.

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2.8 Directors of Parent. At the Effective Time, Parent’s Board of Directors will consist of five (5) directors. Parent shall have the right to designate one (1) director (who shall qualify as an independent director under the Securities Act and the NASDAQ rules), and the Company shall have the right to designate four (4) directors (at least two (2) of whom shall qualify as independent directors under the Securities Act and the NASDAQ rules). In accordance with the Amended Parent Charter as in effect at the Closing, no director on Parent’s Board of Directors may be removed without cause. At or prior to the Closing, Parent will provide each member of Parent’s post-Closing Board of Directors with a customary director indemnification agreement, in form and substance reasonable acceptable to the directors, to be effective upon the Closing (or if later, such director’s appointment).

2.9 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company and Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.10 No Further Ownership Rights in Company Common Stock. All Merger Consideration Shares paid or payable in respect of shares of Company Common Stock hereunder, or upon the exercise of the appraisal rights described in Section 3.3, shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to such shares of Company Common Stock and from and after the Effective Time, there shall be no further registration of transfers of shares Company Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates formerly representing shares of Company Common Stock (each, a “Company Stock Certificate”) are presented to the Surviving Corporation, subject to the terms and conditions set forth herein, they shall be cancelled and exchanged for the Merger Consideration Shares provided for, and in accordance with the procedures set forth, in ARTICLE III.

ARTICLE III
EFFECT OF THE MERGER

3.1 Effect of the Merger on Company Common Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of any of them:

(a) Cancellation of Certain Shares of Company Common Stock. Each share of Company Common Stock, if any, that is owned by Parent or Merger Sub (or any other Subsidiary of Parent) or the Company (or any of its Subsidiaries) (as treasury stock or otherwise), will automatically be cancelled and retired without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefor. Each share of Company Common Stock, if any, held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(b) Conversion of Shares of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Common Stock cancelled pursuant to Section 3.1(a) and any Dissenting Shares) shall, in accordance with the Company Articles of Incorporation, be converted into the right to receive a number of shares of Parent Common Stock equal to the Conversion Ratio (subject to the withholding of the Escrow Shares).

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(c) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

3.2 [Reserved.]

3.3 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 4.1, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock cancelled in accordance with Section 3.1(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised and perfected appraisal rights of such Company Shares in accordance with the Nevada Dissenter’s Rights Statutes (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the NRS with respect to such shares) shall not be converted into a right to receive a portion of the Merger Consideration Shares (including Escrow Shares), but instead shall be entitled to only such rights as are granted by the Nevada Dissenter’s Rights Statutes; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to the Nevada Dissenter’s Rights Statutes or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the Nevada Dissenter’s Rights Statutes, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration Shares to which such holder is entitled pursuant to the applicable subsections of Section 4.1, without interest thereon, upon surrender of the Company Stock Certificate or Company Stock Certificates representing such Dissenting Shares in accordance with Section 4.4. The Company shall promptly provide Parent and the Parent Representative prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the NRS that relates to such demand, and Parent and the Parent Representative shall have the opportunity to participate in all negotiations and proceedings with respect to such demands.

3.4 Surrender and Payment.

(a) Exchange Fund. On the Closing Date, Parent shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust Company (the “Exchange Agent”) for the benefit of the Company Stockholders, for exchange in accordance with this ARTICLE III, the number of shares of Parent Common Stock sufficient to deliver the aggregate Merger Consideration Shares (less the Escrow Shares, which will be deposited in the Escrow Account in accordance with Section 3.11) and Earn-out Shares payable pursuant to this Agreement (such shares of Parent Common Stock, the “Exchange Fund”). Parent shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Merger Consideration Shares and Earn-out Shares out of the Exchange Fund in accordance with the Consideration Spreadsheet and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose other than as contemplated by this Agreement.

(b) Exchange Procedures. As soon as practicable following the Effective Time, and in any event within two (2) Business Days following the Effective Time (but in no event prior to the Effective Time), Parent shall cause the Exchange Agent to deliver to each Company Stockholder, as of immediately prior to the Effective Time, represented by certificate or book-entry, a letter of transmittal and instructions for use in exchanging such Company Stockholder’s shares of Company Common Stock for such Company Stockholder’s Pro Rata Share of the Merger Consideration Shares (less the Escrow Shares) and Earn-out Shares from the Exchange Fund, and which shall be in form and contain provisions which Parent may specify and which are reasonably acceptable to the Company) (a “Letter of Transmittal”), and promptly following receipt of a Company Stockholder’s properly executed Letter of Transmittal, deliver such Company Stockholder’s Pro Rata Share of the Merger Consideration Shares and Earn-out Shares to such Company Stockholder.

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(c) Termination of Exchange Fund. Any portion of the Exchange Fund relating to the Merger Consideration Shares and Earn-out Shares and any Escrowed Property disbursed to the Escrow Agent in accordance with the Escrow Agreement that remains undistributed to the Company Stockholders for two (2) years after the Effective Time shall be delivered to Parent, upon demand, and any Company Stockholders who have not theretofore complied with this Section 3.4 shall thereafter look only to Parent for their portion of the Merger Consideration Shares and Earn-out Shares. Any portion of the Exchange Fund remaining unclaimed by Company Stockholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

3.5 Consideration Spreadsheet.

(a) At least three (3) Business Days prior to the Closing, the Company shall deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), prepared by the Company in good faith and detailing the following, in each case, as of immediately prior to the Effective Time:

(i) the name and address of record of each Company Stockholder and the number of shares of Company Common Stock held by each;

(ii) the number of Fully Diluted Company Shares;

(iii) detailed calculations of each of the following (in each case, determined without regard to withholding):

(A) the Per Share Merger Consideration Amount;

(B) the Conversion Ratio;

(C) the Merger Consideration Shares; and

(iv) any explanatory or supporting information, including calculations, as Parent may reasonably request.

(b) The contents of the Consideration Spreadsheet delivered by the Company hereunder shall be subject to reasonable review and comment by Parent, but the Company shall, in all events, remain solely responsible for the contents of the Consideration Spreadsheet. Under no circumstances shall Parent or Merger Sub be responsible for the calculations or the determinations regarding such calculations in the Consideration Spreadsheet and the parties agree that Parent and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments under ARTICLE IV.

(c) Nothing contained in this Section 3.5 or in the Consideration Spreadsheet shall be construed or deemed to: (i) modify the Company’s obligations to obtain Parent’s prior consent to the issuance of any securities pursuant to Section 6.1(a)(xviii); or (ii) alter or amend the definition of Per Share Merger Consideration Amount or Merger Consideration Shares.

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3.6 Earn-out Shares In addition to the Merger Consideration Shares described above, Parent shall issue up to an aggregate of 10,000,000 additional shares of Parent Common Stock (the “Earn-Out Shares”) to the Company Stockholders upon the completion of certain milestones, as follows:

(a) Upon the earlier of the Closing and the date as of which:

(i) The Company has successfully installed and commenced operation of 3,000 ASIC mining machines (for at least thirty (30) days), Parent shall issue 1,000,000 Earn-Out Shares;

(ii) The Company has successfully installed and commenced operation (for at least thirty (30) days) of each additional group of 2,000 ASIC mining machines, Parent shall issue an additional 1,000,000 Earn-Out Shares;

provided that the maximum aggregate number of Earn-Out Shares issuable shall be 10,000,000.

3.7 Adjustment. The Merger Consideration Shares, Earn-out Shares and Conversion Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Common Stock occurring prior to the date the Merger Consideration Shares or the Earn-out Shares are issued.

3.8 No Fractional Shares. No fractional shares of Parent Common Stock, or certificates or scrip representing fractional shares of Parent Common Stock, will be issued upon the conversion of the Company Common Stock pursuant to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Any fractional shares of Parent Common Stock will be rounded up or down to the nearest whole number of shares of Parent Common Stock.

3.9 Withholding. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, Parent and the Surviving Corporation shall use commercially reasonable efforts to reduce or eliminate any such withholding, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

3.10 Lost or Destroyed Certificates. Notwithstanding the foregoing, if any Company Stock Certificate, shall have been lost, stolen or destroyed, then upon the making of a customary affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed in a form reasonably acceptable to Parent, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Company Stock Certificate, the portion of the Merger Consideration Shares or Earn-out Shares to be paid in respect of the shares of Company Common Stock formerly represented by such Company Stock Certificate as contemplated under this ARTICLE III.

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3.11 Escrow.

(a) At or prior to the Closing, the Parent Representative, the Seller Representative and Continental Stock Transfer & Trust Company (or such other escrow agent mutually acceptable to Parent and the Company), as escrow agent (the “Escrow Agent”), shall enter into an Escrow Agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to Parent and the Company (the “Escrow Agreement”), pursuant to which Parent shall issue to the Escrow Agent a number of shares of Parent Common Stock (with each share valued at $10.00) equal to five percent (5%) of the Merger Consideration (the “Escrow Amount”) (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) to be held, along with any other dividends, distributions or other income on the Escrow Shares (together with the Escrow Shares, the “Escrow Property”), in a segregated escrow account (the “Escrow Account”) and disbursed therefrom in accordance with the terms of ARTICLE XI hereof and the Escrow Agreement. Upon disbursement in accordance with the terms of ARTICLE XI hereof, the Escrow Property shall be allocated among and transferred to the Company Stockholders pro rata based on their respective Pro Rata Share. The Escrow Property shall serve as the sole source of payment for the obligations of the Company Stockholders pursuant to ARTICLE XI. Unless otherwise required by Law, all distributions made from the Escrow Account shall be treated by the parties as an adjustment to the number of Merger Consideration Shares received by the Company Stockholders pursuant to ARTICLE XI hereof.

(b) The Escrow Property shall not be subject to any indemnification claim to the extent made after the date which is six (6) months after the Closing Date (the “Expiration Date”); provided, however, with respect to any indemnification claims made in accordance with ARTICLE XI hereof on or prior to the Expiration Date that remain unresolved at the time of the Expiration Date (“Pending Claims”), all or a portion of the Escrow Property reasonably necessary to satisfy such Pending Claims (as determined based on the amount of the indemnification claim included in the Indemnification Notice provided by the Parent Representative under ARTICLE XI and the Parent Share Price as of the Expiration Date) shall remain in the Escrow Account until such time as such Pending Claim shall have been finally resolved and paid pursuant to the provisions of ARTICLE XI. After the Expiration Date, any Escrow Property remaining in the Escrow Account that is not subject to Pending Claims, if any, and not subject to resolved but unpaid claims in favor of an Indemnified Party, shall be transferred by the Escrow Agent to the Company Stockholders that have previously delivered the Letter of Transmittal in accordance with Section 3.4(b), with each such Company Stockholder receiving its Pro Rata Share of such Escrow Property. Promptly after the final resolution of all Pending Claims and payment of all indemnification obligations in connection therewith, the Escrow Agent shall transfer any remaining Escrow Property remaining in the Escrow Account to the Company Stockholders that have previously delivered the Letter of Transmittal in accordance with Section 3.4(b), with each such Company Stockholder receiving its Pro Rata Share of such Escrow Property.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Parent prior to the execution of this Agreement (with specific reference to the particular section or subsection of this Agreement to which the information set forth in such disclosure letter relates (which qualify (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), the Company hereby represents and warrants to Parent that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date).

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4.1 Corporate Existence and Power. The Company and each other member of the Company Group is a corporation or legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the laws of its jurisdiction of its incorporation or formation, as the case may be. The Company and each other member of the Company Group has all requisite power and authority, corporate and otherwise, to own, lease or otherwise hold and operate its properties and other assets and to carry on the Business as presently conducted and as proposed to be conducted. The Company and each other member of the Company Group is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect in respect of the Company Group. The Company and each other member of the Company Group has offices located only at the addresses set forth on Schedule 4.1. The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the Company Articles of Incorporation and the Company’s Bylaws, and the comparable organizational documents of each of its Subsidiaries, in each case as amended to the date hereof. The Company Articles of Incorporation, the Company’s Bylaws and the comparable organizational or constitutive documents of the Company’s Subsidiaries so delivered are in full force and effect. The Company is not in violation of the Company Articles of Incorporation or the Company’s Bylaws and each of its Subsidiaries is not in violation of its respective comparable organizational or constitutive documents.

4.2 Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, subject to receipt of the Company Stockholder Approval. The execution and delivery by the Company of this Agreement and the Additional Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Additional Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than receipt of the Company Stockholder Approval) or the Additional Agreements. This Agreement and the Additional Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement and the Additional Agreements to which the Company is a party constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

(b) By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Board of Directors of the Company, the Board of Directors of the Company has (i) approved the execution, delivery and performance by the Company of this Agreement, the Additional Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein; (ii) determined that this Agreement, the Additional Agreements to which it is a party, and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are advisable and fair to and in the best interests of the Company and the Company Stockholders; (iii) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement. The affirmative vote or written consent of Persons holding more than fifty percent (50%) (on an as-converted basis) of the voting power of the Company Stockholders who deliver written consents or are present in person or by proxy at such meeting and voting thereon are required to, and shall be sufficient to, approve this Agreement and the transactions contemplated hereby (the “Company Stockholder Approval”). The Company Stockholder Approval is the only vote or consent of any of the holders of Company Common Stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.

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4.3 Governmental Authorization. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party, or the consummation of the transactions contemplated hereby or thereby, requires any consent, approval, license, Order or other action by or in respect of, or registration, declaration or filing with, any Authority, except for (a) the filing of a premerger notification and report form by the Company under the HSR Act and the termination of the waiting period required thereunder, and (b) the filing of the Articles of Merger with the Secretary of State of the State of Nevada pursuant to the NRS.

4.4 Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby and thereby does or will (a) contravene or conflict with the organizational or constitutive documents of any member of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to any member of the Company Group or to any of their respective properties, rights or assets, (c) except for the Contracts listed on Schedule 4.8 requiring Company Consents (but only as to the need to obtain such Company Consents), (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or to a loss of any material benefit to which any member of the Company Group is entitled, in the case of each of clauses (i) – (iv), under any provision of any Permit, Contract or other instrument or obligations binding upon any member of the Company Group or any of their respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s properties, rights or assets, or (e) require any consent, approval or waiver from any Person pursuant to any provision of the Company Articles of Incorporation or Bylaws of the Company or the organizational or constitutive documents of any other member of the Company Group, except for such consent, approval or waiver which shall be obtained (and a copy provided to Parent) prior to the Closing.

4.5 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of 1,000,000 shares of Company Common Stock, of which 500,000 are issued and outstanding. No other shares of capital stock or other voting securities of the Company are authorized, issued, reserved for issuance or outstanding. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable. No shares of Company Common Stock are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the NRS, the Company Articles of Incorporation or any Contract to which the Company is a party or by which the Company or any of its properties, rights or assets are bound). As of the date of this Agreement, all outstanding shares of Company Common Stock are owned of record by the Persons set forth on Schedule 4.5 in the amounts set forth opposite their respective names.

(b) Except as set forth on Schedule 4.5, there are no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any of its shares of Company Common Stock or other securities, (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire outstanding capital stock of the Company, (iii) treasury shares of capital stock of the Company, (iv) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company (including pursuant to any provision of Law, the Company Articles of Incorporation or any Contract to which the Company is a party), or (vi) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) with respect to the sale or voting of shares or securities of the Company (whether outstanding or issuable).

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(c) The Consideration Spreadsheet, when delivered by the Company pursuant to Section 3.5(a), will be true, complete and correct in all material respects as of immediately prior to the Effective Time.

4.6 Corporate Records. All proceedings occurring since January 21, 2022 of the Board of Directors of the Company, including all committees thereof, and of the Company Stockholders, and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of the Company and made available to Parent. The stockholder ledger of the Company is true, correct and complete.

4.7 Subsidiaries. Schedule 4.7 lists each Subsidiary of the Company (including its jurisdiction of incorporation or formation). All the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by the Company free and clear of all Liens. Except for the Subsidiaries of the Company, the Company does not own, directly or indirectly, as of the date hereof, (i) any capital stock of, or other voting securities or other equity or voting interests in, any Person or (ii) any other interest or participation that confers on the Company or any Subsidiary of the Company the right to receive (A) a share of the profits and losses of, or distributions of assets of, any other Person or (B) any economic benefit or right similar to, or derived from, the economic benefits and rights occurring to holders of capital stock of any other Person.

4.8 Consents. The Contracts listed on Schedule 4.8 are the only Material Contracts requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any Additional Agreement to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

4.9 Financial Statements.

(a) The audited consolidated balance sheets of the Company, and the related statements of operations, changes in stockholders’ equity and cash flows, for the fiscal year ended March 31, 2022 including the notes thereto, each prepared under U.S. GAAP and audited by a PCAOB qualified auditor in accordance with requirements of the PCAOB for public companies (collectively, the “Annual Financial Statements”, and together with, when delivered in accordance with Section 7.3, the Final June 30, 2022 Financial Statements, the “Company Financial Statements”) have been prepared in conformity with U.S. GAAP applied on a consistent basis and in accordance with PCAOB requirements for public companies (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments). The Company Financial Statements fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Company Financial Statements were prepared from the Books and Records of the Company Group in all material respects. Since March 31, 2022 (the “Balance Sheet Date”), except as required by applicable Law or U.S. GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

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(b) Except as: (i) specifically disclosed, reflected or fully reserved against on the Balance Sheet; (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practices since the date of the Balance Sheet that are not material; (iii) liabilities that are executory obligations arising under Contracts to which a member of the Company Group is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii) results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); (iv) expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Additional Agreement or any of the transactions contemplated hereby or thereby; and (v) liabilities set forth on Schedule 4.9(b), the Company Group does not have any material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated or asserted or, to the Knowledge of the Company, unasserted).

(c) Except as set forth on Schedule 4.9(c), the Company Group does not have any Indebtedness for borrowed money or any other material Indebtedness.

4.10 Books and Records. The Books and Records accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company Group. The Books and Records of the Company have been maintained, in all material respects in accordance with reasonable business practices.

4.11 Internal Accounting Controls. Except as set forth on Schedule 4.11, the Company Group has established a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP, and the Company Group’s historical practices and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.12 Absence of Certain Changes. From the Balance Sheet Date until the date of this Agreement, (a) the Company and each other member of the Company Group have conducted their respective businesses in the ordinary course and in a manner consistent with past practice; (b) there has not been any Material Adverse Effect in respect of the Company Group; and (c) neither the Company nor any other member of the Company Group has taken any action that, if taken after the date of this Agreement and prior to the consummation of the Merger, would require the consent of Parent pursuant to Section 6.1 and Parent has not given consent.

4.13 Properties; Title to the Company’s Assets.

(a) All items of Tangible Personal Property in the aggregate are in good operating condition and repair and function in all material respects in the aggregate in accordance with their intended uses (ordinary wear and tear excepted).

(b) The Company or a Subsidiary has good, valid and marketable title in and to, or in the case of Real Property leasehold interests and the material assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use the aggregate tangible assets reflected on the Balance Sheet. Except as set forth on Schedule 4.13(b), no such tangible asset is subject to any Lien other than Permitted Liens. The Company Group’s assets constitute all of the rights, properties, and assets of any kind or description whatsoever, including goodwill, reasonably necessary for the Company Group to operate the Business immediately after the Closing in substantially the same manner as the Business is currently being conducted.

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4.14 Litigation. Except as set forth on Schedule 4.14, there is no Action that is otherwise material to the Company Group that is pending or, to the Knowledge of the Company, threatened against or affecting the Company Group, any of the officers or directors of the Company Group, any of the Company Group’s rights, properties or assets or any Contract before any Authority or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Additional Agreement. There are no outstanding judgments against the Company Group. The Company Group is not subject to any Action by any Authority.

4.15 Contracts.

(a) Schedule 4.15(a) sets forth a true, complete and accurate list, as of the date of this Agreement, of all of the following Contracts as amended to date which are currently in effect (collectively, “Material Contracts”):

(i) (x) all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Company Group of $50,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practices) and (y) all automotive Contracts;

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar Contracts that require annual payments of $100,000 or more;

(iii) each Contract with any current officer, director, employee or consultant of the Company Group, under which the Company Group (A) has continuing obligations for payment of an annual compensation of at least $50,000, and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) has severance or post-termination obligations to such Person in excess of $50,000 (other than COBRA obligations); or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby;

(iv) all Contracts with third parties creating a limited liability company or legal partnership arrangement or a material joint venture or strategic alliance to which the Company Group is a party;

(v) all Contracts relating to any acquisitions or dispositions of material assets by the Company Group (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practices) under which the Company Group has any continuing obligations (other than confidentiality requirements);

(vi) all IP Contracts under which the Company Group is obligated to pay royalties thereunder in excess of $50,000 per year, all IP Contracts under which the Company Group is entitled to receive royalties in excess of $50,000 per year thereunder, all IP Contracts under which Company has granted or has received an exclusive license or right to Intellectual Property, all IP Contracts involving an agreement not to assert or sue with respect to Intellectual Property (other than non-exclusive licenses), and all settlement agreements and co-existence agreements involving Intellectual Property;

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(vii) all Contracts limiting the freedom of the Company Group to compete in any line of business or industry, with any Person or in any geographic area;

(viii) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group other than commercial arrangements where it is not the primary purpose of the agreement;

(ix) all Contracts with or pertaining to the Company Group which any Affiliate of the Company Group is a party, other than any Contracts (A) relating to such Affiliate’s status as a Company Stockholder, (B) relating to employment or service as a director or (C) among the Company and/or its Subsidiaries;

(x) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company Group holds a leasehold interest and which involve payments to the lessor thereunder in excess of $50,000 per year;

(xi) all Contracts creating or otherwise relating to outstanding Indebtedness for borrowed money or any other material Indebtedness (other than intercompany Indebtedness);

(xii) all Contracts relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company Group (other than the organizational documents of the Company Group);

(xiii) all Contracts not cancellable by the Company Group with no more than sixty (60) days’ notice if the effect of such cancellation would result in monetary penalty to the Company Group in excess of $50,000 per the terms of such contract;

(xiv) all material Contracts that may be terminated, or the provisions of which may be altered, as a result of the consummation of the transactions contemplated by this Agreement or any Additional Agreement;

(xv) all Contracts under which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated by this Agreement or any Additional Agreement; and

(xvi) all collective bargaining agreements or other agreement with a labor union or labor organization.

(b) Except as set forth on Schedule 4.15(b), each Material Contract is (i) a valid and binding agreement, (ii) in full force and effect and (iii) enforceable by and against the Company or its Subsidiary and each counterparty that is party thereto, subject, in the case of this clause (iii), to the Enforceability Exceptions. Neither the Company Group nor, to the Company’s Knowledge, any other party to a Material Contract is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. The Company Group has not assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto.

(c) The Company Group is in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Contracts establishing or evidencing any Indebtedness. The consummation and closing of the transactions contemplated by this Agreement shall not cause or result in an event of default under any instruments or Contracts establishing or evidencing any Indebtedness.

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4.16 Licenses and Permits. Schedule 4.16 sets forth a true, complete and correct list of each material license, franchise, permit, order or approval or other similar authorization required under applicable Law to carry out the Business as currently conducted, together with the name of the Authority issuing the same (the “Permits”). The Company Group has all such Permits, and each such Permit is in full force and effect and none of such Permits will be terminated or materially impaired as a result of the transactions contemplated hereby. The Company is not in breach or violation of, or default under, any such Permit, and, to the Company’s Knowledge, no basis (including the execution of this Agreement and the other Additional Agreements to which the Company is a party and the consummation of the transactions contemplated by this Agreement) reasonably exists which, with notice or lapse of time or both, would reasonably constitute any such breach, violation or default or give any Authority grounds to suspend, revoke or terminate any such Permit. The Company has not received any written (or, to the Company’s Knowledge, oral) notice from any Authority regarding any material violation of any Permit. There has not been and there is not any pending or, to the Company’s Knowledge, threatened Action, investigation or disciplinary proceeding by or from any Authority against the Company involving any Permit.

4.17 Compliance with Laws.

(a) Neither the Company Group nor to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company Group, is in violation in any material respect of, and, since January 21, 2022, no such Person has failed to be in compliance with, all applicable Laws and Orders in all material respects. Since January 1, 2022, (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a violation by the Company Group of, or failure on the part of the Company Group to comply in all material respects with, or any liability suffered or incurred by the Company Group in respect of any violation of or material noncompliance with, any Laws, Orders or policies by Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets and (ii) no Action is pending, or to the Knowledge of the Company, threatened, alleging any such violation or noncompliance by a member of the Company Group. Since January 21, 2022, the Company Group has not been threatened in writing or, to the Company’s Knowledge, orally to be charged with, or given written or, to the Company’s Knowledge, oral notice of any violation of any Law or any judgment, order or decree entered by any Authority. Without limiting the generality of the foregoing, the Company Group is, and since January 21, 2022 has been, in compliance in all material respects with: (i) every Law applicable to the Company Group due to the specific nature of the Business as currently conducted, including Data Protection Laws; (ii) the Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) and any comparable or similar Law of any jurisdiction applicable to the Company Group; and (iii) every Law regulating or covering conduct in the workplace, including regarding sexual harassment or, on any legally impermissible basis, a hostile work environment. Since January 21, 2022, the Company Group has not been threatened or charged in writing (or to the Company’s Knowledge orally) with or given written (or to the Company’s Knowledge oral) notice of any violation of any Data Protection Law, the Foreign Corrupt Practices Act or any other Law referred to in or generally described in foregoing sentence and, to the Company’s Knowledge, the Company Group is not under any investigations with respect to any such Law.

(b) Neither the Company Group nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company Group is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

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4.18 Intellectual Property.

(a) The Company Group is the sole and exclusive owner of each item of Company Owned IP, free and clear of any Liens. To the Knowledge of the Company, the Company Group is the sole and exclusive licensee of in each item of Company Exclusively Licensed IP, free and clear of any Liens. To the Knowledge of the Company, the Company Group has a valid right to use the Company Licensed IP.

(b) Schedule 4.18(b) sets forth a true, correct and complete list of all (i) Registered Owned IP; (ii) material Registered Exclusively Licensed IP; (iii) unregistered material Trademarks constituting Company Owned IP; and (iv) Domain Names constituting Company Owned IP; accurately specifying as to each of the foregoing, as applicable: (A) the application number, issuance or registration number, or other identifying details; (B) the owner and nature of the ownership; and (C) the jurisdictions by or in which such Registered Owned IP has been issued, registered, or in which an application for such issuance or registration has been filed or for unregistered material Trademarks, used by the Company Group.

(c) Except for any Company Owned IP appearing on Schedule 4.18(b) that the Company Group may have intentionally abandoned or let expire, all Registered Owned IP is subsisting and, to the Knowledge of the Company, valid and enforceable. To the Knowledge of the Company, all Registered Exclusively Licensed IP is subsisting, valid and enforceable. To the Knowledge of the Company, all Persons (including members of the Company Group) have, in connection with the prosecution of all Patents before the United States Patent and Trademark Office (the “USPTO”) and, where applicable, other similar offices in other jurisdictions complied with the applicable obligations of candor owed to the USPTO and, where applicable, such other offices. No Registered Owned IP, and to the Knowledge of the Company no Registered Exclusively Licensed IP, is or has been involved in any interference, opposition, reissue, reexamination, revocation or equivalent proceeding, and no such proceeding has been threatened in writing with respect thereto. Since the Company’s incorporation, not including any office actions or other responses issued by the USPTO or other similar offices in other jurisdictions in the ordinary course of ex parte prosecution, there have been no claims filed, served or threatened in writing, or to the Knowledge of the Company orally threatened, against the Company contesting the validity, use, ownership, enforceability, patentability, registrability, or scope of any Registered IP. All registration, maintenance and renewal fees currently due in connection with any Registered Owned IP, and to the Knowledge of the Company all Registered Exclusively Licensed IP, have been paid and all documents, recordations and certificates in connection therewith have been filed with the authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such rights and recording the Company Group’s ownership or interests therein.

(d) To the Knowledge of the Company, the operation of the Business as currently conducted and as conducted since the Company’s incorporation do not conflict with, infringe, misappropriate or otherwise violate any Intellectual Property of any third Person. Since the Company’s incorporation, there have been no claims filed, served or threatened in writing, or to the Knowledge of the Company orally threatened, against the Company alleging any conflict with, infringement, misappropriation, or other violation of any Intellectual Property of a third Person (including any unsolicited written offers to license any such Intellectual Property). There are no Actions pending that involve a claim against a member of the Company Group by a third Person alleging infringement or misappropriation of such third Person’s Intellectual Property. To the Knowledge of the Company, since the Company’s incorporation no third Person has conflicted with, infringed, misappropriated, or otherwise violated any Company IP.

(e) Since the Company’s incorporation no member of the Company Group has filed, served, or threatened a third Person with any claims alleging any conflict with, infringement, misappropriation, or other violation of any Company IP. There are no Actions pending that involve a claim against a third Person by a member of the Company Group alleging infringement or misappropriation of Company IP. The Company Group is not subject to any Order that adversely restricts the use, transfer, registration or licensing of any such Intellectual Property by the Company Group.

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(f) Except as disclosed on Schedule 4.18(f), each employee, agent, consultant and contractor who has contributed to or participated in the creation or development of any Intellectual Property on behalf of the Company Group or any predecessor in interest thereto has executed a form of proprietary information and/or inventions agreement or similar written Contract with the Company Group under which such Person: (i) has assigned all right, title and interest in and to such Intellectual Property to the Company Group (or such predecessor in interest, as applicable); and (ii) is obligated to maintain the confidentiality of the Company Group’s confidential information both during and after the term of such Person’s employment or engagement. To the extent any such proprietary information and/or inventions agreement or other similar written Contract permitted such employee, agent, consultant or contractor to exclude from the scope of such agreement or Contract any Intellectual Property in existence prior to the date of the employment or relationship, no such employee, agent, consultant or contractor excluded Intellectual Property that was related to the Business as currently conducted. To the Knowledge of the Company, no employee, agent, consultant or contractor of the Company Group is or has been in violation of any term of any such Contract.

(g) To the Knowledge of the Company, none of the execution, delivery or performance by the Company of this Agreement or any of the Additional Agreements to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby will (i) cause any item of Company Owned IP, or any item of Company Licensed IP immediately prior to the Closing, to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing or (ii) require any additional material payment obligations by the Company Group in order to use or exploit any other such Intellectual Property to the same extent as the Company Group was permitted immediately before the Closing.

(h) Except with respect to the Material Contracts listed on Schedule 4.15(a)(vi), the Company Group is not obligated under any Contract to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.

(i) The Company Group has exercised reasonable efforts necessary to maintain, protect and enforce the secrecy, confidentiality and value of all Trade Secrets constituting Company Owned IP and all other material Confidential Information, in each instance that are at least consistent with efforts undertaken by third Persons in the industry within which the Business is a part. No Company IP is subject to any technology or source code escrow arrangement or obligation, and (ii) no person other than the Company Group and their employees and contractors has a right to access or possess any source code of the Software constituting the Company Owned IP or will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance by the Company of this Agreement. The Company Group is in actual possession and control of the source code of any Software constituting Company Owned IP and all related documentation and materials.

(j) To the Company’s Knowledge, the Software that constitutes Company Owned IP and all Software that is used by the Company Group is free of all viruses, worms, Trojan horses and other material known contaminants and does not contain any bugs, errors, or problems of a material nature that would disrupt its operation or have an adverse impact on the operation of other Software. The Company Group has not incorporated Publicly Available Software into the Company Group’s products and services, and the Company Group has not distributed Publicly Available Software as part of the Company Group’s products and services other than as set forth on Schedule 4.18(j). The Company Group has not used Publicly Available Software in a manner that subjects, in whole or in part, any Software constituting Company Owned IP to any Copyleft License obligations. To the Company’s Knowledge, the Company Group is in material compliance with all Publicly Available Software license terms applicable to any Publicly Available Software licensed to or used by the Company Group. The Company Group has not received any written (or, to the Knowledge of the Company, oral) notice from any Person that it is in breach of any license with respect to Publicly Available Software.

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(k) The Company Group has implemented and maintained (or, where applicable, has required its vendors to maintain), consistent with commercially reasonable and industry practices and in compliance in all material respects with its contractual obligations to other Persons, reasonable security measures designed to protect, preserve and maintain the performance, security and integrity of all computers, servers, equipment, hardware, networks, Software and systems used, owned, leased or licensed by the Company Group in connection with the operation of the Business as currently conducted (the “Company Information Systems”). To the Company’s Knowledge, there has been no unauthorized access to or use of the Company Information Systems nor has there been, in the past twenty-four (24) months, any downtime or unavailability of the Company Information Systems that resulted in a material disruption of the Business. The Company Information Systems are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Business as currently conducted. There has been no failure with respect to any Company Information System that has had a material effect on the operations of the Company Group.

(l) Intellectual Property exclusively licensed or assigned to customers by the Company (and derivatives thereof) is not and has not been included in any current or past products or offerings of the Company, and is not and has not been disclosed to any third party.

4.19 Accounts Payable; Affiliate Loans.

(a) The accounts payable of the Company Group reflected on the Company Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b) The information set forth on Schedule 4.19(b) separately identifies any and all accounts, receivables or notes of the Company Group which are owed by any Affiliate of the Company Group (excluding another member of the Company Group). Except as set forth on Schedule 4.19(b), the Company Group does not owe any Indebtedness to any of its Affiliates and no Affiliates owe any Indebtedness to the Company Group (excluding any Indebtedness among the Company and/or its Subsidiaries).

4.20 Employees; Employment Matters.

(a) Schedule 4.20(a) sets forth a true, correct and complete list of each of the five highest compensated officers or employees of the Company Group as of the date hereof, setting forth the name, title, current base salary or hourly rate for each such person and total compensation (including bonuses and commissions) paid to each such person for the six (6) month period ended June 30, 2022.

(b) The Company Group is not a party to any collective bargaining agreement, and since January 21, 2022, there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group. There is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company, threatened against the Company Group, and, since January 21, 2022, the Company Group has not experienced any strike, material slowdown, material work stoppage or lockout by or with respect to its employees. To the Knowledge of the Company, the Company Group is not subject to any attempt by any union to represent Company Group employees as a collective bargaining agent.

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(c) There are no pending or, to the Knowledge of the Company, threatened material Actions against the Company Group under any worker’s compensation policy or long-term disability policy. There is no material unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened before any applicable Authority relating to employees of the Company Group. Except as set forth on Schedule 4.20(c), since January 21, 2022, the Company Group has not engaged in, and is not currently contemplating, any location closing, employee layoff, or relocation activities that would reasonably be expected to trigger the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation.

(d) The Company Group is, and since January 21, 2022 has been, in material compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, equal employment opportunity, anti-discrimination, anti-harassment (including, but not limited to sexual harassment), anti-retaliation, immigration, leaves, disability rights or benefits, employment and reemployment rights of members and veterans of the uniformed services, paid time off/vacation, unemployment insurance, safety and health, workers’ compensation, pay equity, restrictive covenants, child labor, whistleblower rights, classification of employees and independent contractors, meal and rest breaks, business expenses, and the collection and payment of withholding or social security Taxes. Since January 21, 2022, no audits have been conducted, or are currently being conducted, or, to the Knowledge of the Company, are threatened to be conducted by any Authority with respect to applicable Laws regarding employment or labor Laws. The Company Group has complied, in all material respects, with all Laws relating to the verification of identity and employment authorization of individuals employed in the United States, and none of the Company Group currently employs, or since January 21, 2022 has employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. No audit by any Authority is currently being conducted, pending or, to the Knowledge of the Company, threatened to be conducted in respect to any foreign workers employed by the Company Group. Except as set forth on Schedule 4.14, no employee of the Company Group has, since January 21, 2022, brought or, to the Knowledge of the Company, threatened to bring a claim that remains pending for unpaid compensation, including overtime amounts.

(e) To the Knowledge of the Company, no key employee or officer of the Company Group is a party to or is bound by any non-competition agreement (with any Person) that would materially interfere with the performance by such officer or key employee of any of his or her duties or responsibilities as an officer or employee of the Company Group. To the Knowledge of the Company, no key employee or officer of the Company Group has given written notice of their definite intent to terminate their employment with the Company, nor does the Company have any present intention to terminate the employment of any of the foregoing.

(f) Except as set forth on Schedule 4.20(f), the employment of each of the key employees is terminable at will without any penalty or severance obligation on the part of the Company Group. All material sums due for employee compensation and all vacation time owing to any employees of the Company Group, and all fees owing to any independent contractors and consultants, have been duly accrued on the accounting records of the Company Group.

(g) Each current and former employee and officer, and where appropriate, each independent contractor and consultant, of the Company Group has executed a form of proprietary information and/or inventions agreement or similar agreement. To the Knowledge of the Company, no current or former employees, officers or consultants are or were, as the case may be, in violation thereof in any material respect. Other than with respect to exclusions previously accepted by the Company involving works or inventions unrelated to the business of the Company Group or that are otherwise immaterial, no current or former employee, officer or consultant of the Company Group has disclosed excluded works or inventions made prior to his or her employment or consulting relationship with the Company Group from his, her or its assignment of inventions pursuant to such employee, officer or consultant’s proprietary information and inventions agreement.

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(h) With regard to any individual who performs or performed services for the Company and who is not treated as an employee for Tax purposes by the Company Group, the Company Group has complied in all material respects with applicable Laws concerning independent contractors, including for Tax withholding purposes or Plan purposes, and the Company Group does not have any material Liability by reason of any individual who performs or performed services for the Company Group, in any capacity, being improperly excluded from participating in any Plan. Each individual engaged by the Company Group as an independent contractor or consultant is, and since January 21, 2022 has been, properly classified by the Company Group as an independent contractor, and the Company Group has not received any notice from any Authority or Person disputing such classification.

(i) Except as set forth on Schedule 4.14, there is no, and since January 21, 2022 there has been no, written notice provided to the Company Group of any pending or, to the Knowledge of the Company, threatened claim or litigation relating to, or any complaint or allegation of, discrimination, retaliation, wrongful termination, constructive termination, harassment (including sexual harassment), sexual misconduct, or wage and hour violation against the Company Group that remains pending; nor there is any pending obligation for the Company Group under any settlement or out-of-court or pre-litigation arrangement relating to such matters.

(j) To the Knowledge of the Company, since January 21, 2022, the Company Group has investigated all workplace harassment (including sexual harassment), discrimination, retaliation, and workplace violence written claims relating to current and/or former employees of the Company Group or third-parties who interacted with current and/or former employees of the Company Group. With respect to each such written claim with potential merit, the Company Group has taken corrective action. Further, to the Knowledge of the Company, since January 21, 2022 no allegations of sexual harassment have been made to the Company Group against any individual in his or her capacity as director or an executive officer of the Company Group.

(k) The Company Group has complied in all material respects with all applicable Laws regarding the COVID-19 pandemic, including all applicable federal, state and local Orders issued by any Authority (whether in the United States or any other jurisdiction) regarding shelters-in-place, or similar Orders in effect as of the date hereof and have taken appropriate precautions regarding its employees. The Company Group has promptly and thoroughly investigated all occupational safety and health complaints, issues, or inquiries related to the COVID-19 pandemic. With respect to each material occupational safety and health complaint, issue, or inquiry related to the COVID-19 pandemic, the Company Group has taken prompt corrective action that is reasonably calculated to prevent the spread of COVID-19 within the Company Group’s workplace.

(l) To the Knowledge of the Company as of the date hereof and since January 21, 2022, there have been no material audits by any Authority, nor have there been any charges, fines, or penalties, including those pending or threatened, under any applicable federal, state or local occupational safety and health Law and Orders (collectively, “OSHA”) against the Company Group. The Company Group is in compliance in all material respects with OSHA and there are no pending appeals of any Authority’s decision or fines issued in relation to OSHA.

(m) Except as set forth on Schedule 4.20(m), the Company Group has not paid or promised to pay any bonus to any employee in connection with the consummation of the transactions contemplated hereby.

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4.21 Withholding. Except as disclosed on Schedule 4.21, all obligations of the Company Group applicable to its employees, whether arising by operation of Law, by Contract, or attributable to payments by the Company Group to trusts or other funds or to any Authority, with respect to unemployment compensation benefits or social security benefits for its employees through the date hereof, have been paid or adequate accruals therefor have been made on the Company Financial Statements. Except as disclosed on Schedule 4.21, all reasonably anticipated material obligations of the Company Group with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business consistent with past practices), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company Group prior to the Closing Date

4.22 Employee Benefits.

(a) Schedule 4.22(a) sets forth a correct and complete list of all Plans. With respect to each Plan, the Company has made available to Parent or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Plan and all amendments thereto, including all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three (3) most recent annual reports on Form 5500 and accompanying schedules; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or advisory letter received by the Company Group from the Internal Revenue Service regarding the tax-qualified status of such Plan and (vi) the three (3) most recent written results of all required compliance testing.

(b) No Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA). None of the Company Group, or any ERISA Affiliate, has withdrawn at any time since January 21, 2022 from any multiemployer plan or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and, to the Knowledge of the Company, no circumstances exist that could reasonably be expected to result in any such liability to the Company Group.

(c) With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such Plan, including its related trust, has received a determination letter (or may rely upon opinion letters in the case of any prototype plans) from the Internal Revenue Service that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and, to the Knowledge of the Company, nothing has occurred with respect to the operation of any such Plan that could cause the loss of such qualification or exemption.

(d) There are no pending or, to the Knowledge of the Company, threatened Actions against or relating to the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any Plan with respect to the operation of such Plan (other than routine benefits claims). No Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Authority.

(e) Each Plan has been established, administered and funded in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. All premiums due or payable with respect to insurance policies funding any Plan have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Financial Statements.

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(f) None of the Plans provide retiree health or life insurance benefits, except as may be required by Section 4980B of the Code, Section 601 of ERISA or any other applicable Law.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company and its Subsidiaries or with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company Group as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code.

(i) Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with, and has been administered in compliance with Section 409A of the Code.

(j) All Plans subject to the laws of any jurisdiction outside of the United States (i) if they are intended to qualify for special tax treatment, meet all material requirements for such treatment, and (ii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

4.23 Real Property.

(a) Except as set forth on Schedule 4.23, the Company Group does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Company Group has good, valid and subsisting title to its respective leasehold estates in the offices described on Schedule 4.23, free and clear of all Liens (other than Permitted Liens). The Company Group has not breached or violated, in any material respect, any local zoning ordinance, and no written, or to the Company’s Knowledge, oral notice from any Person has been received by the Company Group or served upon the Company Group claiming any violation of any local zoning ordinance.

(b) With respect to each Real Property lease set forth on Schedule 4.23: (i) it is valid, binding and in full force and effect, subject to the Enforceability Exceptions; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the Company has been in peaceable possession of the premises leased thereunder since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the Company’s obligations thereunder has been granted by the lessor; (v) there exist no material default or event of default thereunder by the Company Group or, to the Company’s Knowledge, by any other party thereto; (vi) there exists, to the Company’s Knowledge, no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would reasonably be expected to become a material default or event of default by the Company Group thereunder; and (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder.

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4.24 Tax Matters. Except as set forth on Schedule 4.24:

(i) (i) The Company Group has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes (whether or not shown on such Tax Returns) which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to Taxes of the Company Group; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company Group for which a Lien may be imposed on any of the Company Group’s assets has been waived or extended, which waiver or extension is in effect; (v) the Company Group has complied in all respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company Group; (vi) no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the shares of Company Common Stock by the Stockholders to Parent pursuant to this Agreement; (vii) there is no outstanding request for a ruling from any Taxing Authority, request for consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority or agreement with any Taxing Authority with respect to the Company Group; (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company Group; (ix) no claim has ever been made by a Taxing Authority in a jurisdiction where the Company Group has not paid any Tax or filed Tax Returns, asserting that the Company Group is or may be subject to Tax in such jurisdiction, the Company Group is not nor has it ever been subject to Tax in any country other than the respective countries of incorporation or formation of the Company Group members by virtue of having a permanent establishment or other place of business in that country, and the members of the Company Group are and have always been tax residents solely in their respective countries of incorporation or formation; (x) the Company Group has provided to Parent true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period since the Company’s inception; (xi) is not, and has ever been, a party to any Tax sharing, Tax indemnity or Tax allocation Contract; (xii) the Company has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company); (xiii) the Company has no liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or by contract or (3) otherwise by operation of applicable Law; (xiv) to the Knowledge of the Company, no issue has been raised by a Taxing Authority in any prior Action relating to the Company Group with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Company Group for any other period; (xv) the Company Group has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed; (xvi) the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xvii) the Company has not disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign Law) and the Company has not been a party to any “reportable transaction” or “listed transaction” as defined in Section 6707A(c) of the Code and Treasury Regulation Section 1.6011-4(b).

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(b) The Company Group will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) the use of, or change in, a method of accounting with respect to any transaction that occurred on or before the Closing Date; (ii) any closing agreement described in Section 7121 of the Code (or similar provision of state, local or foreign Law); (iii) any installment sale or open sale transaction disposition made in a pre-Closing Tax period; (iv) any prepaid amount received in a pre-Closing Tax period; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).

(c) The unpaid Taxes of the Company Group (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

(d) The Company Group has been in compliance in all respects with all applicable transfer pricing laws and legal requirements.

(e) The Company is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f) The Company Group has not deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of the Company and shall not defer the withholding or remittance any Applicable Taxes related or attributable to Applicable Wages for any employees of the Company up to and through and including Closing Date, notwithstanding IRS Notice 2020-65 (or any comparable regime for state or local Tax purposes).

4.25 Environmental Laws. Since January 21, 2022, the Company Group has complied and is in compliance with all Environmental Laws, and there are no Actions pending or, to the Knowledge of the Company Group, threatened against the Company Group alleging any failure to so comply.

4.26 Finders’ Fees. Except as set forth on Schedule 4.26, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of its Affiliates who might be entitled to any fee or commission from the Company, Merger Sub, Parent or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

4.27 Powers of Attorney, Suretyships and Bank Accounts. The Company Group does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

4.28 Directors and Officers. Schedule 4.28 sets forth a true, correct and complete list of all directors and officers of the Company Group.

4.29 Anti-Money Laundering Laws.

(a) The Company Group currently is and, since January 21, 2022 has been, in compliance in all material respects with applicable Laws related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

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(b) Neither the Company Group nor, to the Knowledge of the Company, any Representative of the Company Group (acting on behalf of the Company Group), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by an Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company Group nor, to the Knowledge of the Company, any Representative of the Company Group (acting on behalf of the Company Group), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the Knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) The Company, has not received written notice of, nor, to the Knowledge of the Company, any of its Representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

4.30 Insurance. All material insurance policies owned or held by and insuring the Company Group are set forth on Schedule 4.30, and such policies are in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been or will be paid when due, no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination and there is no claim by the Company Group or, to the Company’s Knowledge, any other Person pending under any of such insurance policies as to which coverage has been denied by the underwriters or issuers of such policies. There is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute noncompliance with, or a default under, any such policy that would entitle any insurer to terminate or cancel any such policy. The Company Group does not have any self-insurance arrangements.

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4.31 Related Party Transactions. Except as set forth in Schedule 4.31, as contemplated by this Agreement or as provided in the Company Financial Statements, no Affiliate of the Company Group, current or former director, manager or officer of any Person in the Company Group or any immediate family member or Affiliate of any of the foregoing (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Company Group (in each case, excluding any employment or service agreements as an employee or director of the Company Group), (b) owns any asset, property or right, tangible or intangible, which is used by the Company Group, or (c) is a borrower or lender, as applicable, under any Indebtedness owed by or to the Company Group.

4.32 Information Supplied. None of the information supplied or to be supplied by the Company Group expressly for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement, as applicable, and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company Group or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing). This Section 4.32 does not address projections and other forward-looking information, as to which no representations are provided herein.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed with or furnished to the SEC prior to the date of this Agreement and available to public access through the EDGAR database (other than any risk factor disclosures or other similar cautionary or predictive statements therein), or except as set forth in the disclosure schedules delivered by Parent to the Company prior to the execution of this Agreement (with specific reference to the particular section or subsection of this Agreement to which the information set forth in such disclosure letter relates (which qualify (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), Parent and Merger Sub (the “Parent Parties”) hereby represent and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date:

5.1 Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger.

5.2 Corporate Authorization. Each of the Parent Parties has all requisite corporate power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Merger, subject to receipt of the Parent Stockholder Approval. The execution and delivery by each of the Parent Parties of this Agreement and the Additional Agreements to which it is a party and the consummation by each of the Parent Parties of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Parent Party. No other corporate proceedings on the part of such Parent Party are necessary to authorize this Agreement or the Additional Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, in the case of the Merger, the receipt of the Stockholder Approval) or the Additional Agreements. This Agreement and the Additional Agreements to which such Parent Party is a party have been duly executed and delivered by such Parent Party and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto (other than a Parent Party), this Agreement and the Additional Agreements to which such Parent Party is a party constitute a legal, valid and binding obligation of such Parent Party, enforceable against such Parent Party in accordance with their respective terms, subject to the Enforceability Exceptions. The affirmative vote of holders of a majority of the then outstanding shares of Parent Common Stock present in person or by proxy and entitled to vote at the Parent Stockholder Meeting, assuming a quorum is present (the “Parent Stockholder Approval”), is the only vote of the holders of any of Parent’s capital stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby, except that the approval of the Amended Parent Charter requires the approval of a majority of the issued and outstanding shares of Parent Common Stock and approval of the members of the Board of Directors of Parent immediately after the Closing requires a plurality of the votes cast. The affirmative vote or written consent of the sole stockholder of the Merger Sub is the only vote of the holders of any of Merger Sub’s capital stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.

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5.3 Governmental Authorization. Assuming the accuracy of the representations and warranties of the Company set forth in Section 4.3, none of the execution, delivery or performance of this Agreement or any Additional Agreement by a Parent Party or the consummation by a Parent Party of the transactions contemplated hereby and thereby requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority except for (a) the filing of a premerger notification and report form by the Company under the HSR Act and the termination of the waiting period required thereunder, and (b) the filing of the Articles of Merger with the Secretary of State of the State of Nevada pursuant to the NRS and the filing required pursuant to the HSR Act.

5.4 Non-Contravention. The execution, delivery and performance by a Parent Party of this Agreement or the consummation by a Parent Party of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the organizational or constitutive documents of the Parent Parties, or (b) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon the Parent Parties; or (c) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, any Parent Party under, any of the terms, conditions or provisions of any contract or other agreement to which any Parent Party is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.5 Finders’ Fees. Except for the Persons identified on Schedule 5.5, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties or their Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

5.6 Issuance of Shares. The Merger Consideration Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement, the Escrow Agreement, and any Liens incurred by any Company Stockholder, and the issuance and sale of such Parent Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

5.7 Capitalization.

(a) As of the date hereof, the authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock, of which 2,500,000 are issued and outstanding. In addition, as of the date hereof, 12,070,000 Parent Warrants exercisable for 12,070,000 shares of Parent Common Stock are issued and outstanding and 12,070,000 Parent Rights are issued and outstanding. As of the date hereof, no other shares of capital stock, options, warrants, convertible securities or other rights, agreements or commitments of any character relating to the capital stock or other securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NRS, Parent’s organizational documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in Parent’s organizational documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person

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(b) Merger Sub is authorized to issue 1,000 shares, par value $0.0001 per share (“Merger Sub Common Stock”), of which 1,000 shares of Merger Sub Common Stock are issued and outstanding as of the date hereof. No other shares or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NRS, Merger Sub’s organizational documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any equity capital of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.8 Information Supplied. None of the information supplied or to be supplied by the Parent Parties expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, will, at the date of filing or mailing, at the time of the Parent Stockholder Meeting or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing).

5.9 Trust Fund. As of the date of this Agreement, Parent has at least $116,725,000 in the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”) in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company (the “Trustee”) at J.P. Morgan Chase Bank, N.A., and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement dated as of December 6, 2021, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions, and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than stockholders of Parent holding shares of Parent Common Stock sold in Parent’s IPO who shall have elected to redeem their shares of Parent Common Stock pursuant to Parent’s amended and restated certificate of incorporation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and Parent’s amended and restated certificate of incorporation. The Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would reasonably be expected to constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account.

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5.10 Listing. The Parent Units, Parent Public Warrants and Parent Public Rights are listed on the NASDAQ, with trading tickers “GLLIU,” “GLLIW” and “GLLIR.”

5.11 Board Approval.

(a) Parent’s Board of Directors (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders of Parent and (iii) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Parent’s amended and restated certificate of incorporation and bylaws (“Business Combination”) and (iv) recommended to the Parent’s stockholders to adopt and approve each of the Parent Proposals (“Parent Board Recommendation”).

(b) The Merger Sub’s Board of Directors has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement and (ii) determined that the transactions contemplated hereby are in the best interests of its sole stockholder.

5.12 Parent SEC Documents and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) Business Days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year that Parent was required to file such a form, (ii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (iv) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.12) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i) through (iv) above, whether or not available through EDGAR, collectively, the “Parent SEC Documents”).

(b) Except as to the accounting relating to the Parent Warrants, Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. Except as to the accounting relating to the Parent Warrants, Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company Group expressly for inclusion or incorporation by reference in the SEC Statement or Other Filing. Except as to the accounting relating to the Parent Warrants, each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Parent SEC Documents and Additional Parent SEC Documents is in conformity with GAAP (applied on a consistent basis), Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated and each is complete and fairly presents, in all material respects, the financial position, results of operations and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein.

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(c) Except as to the accounting relating to the Parent Warrants, Parent does not have any material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated or asserted or, to the Knowledge of Parent, unasserted), except: (a) liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent financial statements of Parent or in the notes thereto, and (b) such liabilities arising in the ordinary course of Parent’s business since the date of the most recent financial statement, none of which, individually or in the aggregate, would have a Material Adverse Effect on Parent.

(d) As used in this Section 5.12, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

5.13 Certain Business Practices. Neither Parent, nor any Representative of Parent has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials, employees or political parties or campaigns, (c) violated any provision of the Foreign Corrupt Practices Act or (d) made any other unlawful payment. Neither Parent, nor any director, officer, agent or employee of Parent (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of Parent) has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Parent or assist Parent in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to (i) adversely affect the business of Parent and (ii) subject Parent to suit or penalty in any private or governmental Action.

5.14 Anti-Money Laundering Laws. The operations of Parent are and have at all times been conducted in compliance with the Money Laundering Laws, and no Action involving Parent with respect to the Money Laundering Laws is pending or, to the knowledge of Parent, threatened.

5.15 Compliance with Laws. Parent is, and has since its formation been, in all material respects in compliance with all Laws applicable to it and the conduct of its business, and Parent has not received written notice alleging any violation of applicable Law in any material respect by Parent.

5.16 Affiliate Transactions. Except as contemplated by this Agreement, the Merger and the other transactions contemplated by this Agreement, including the Additional Agreements, there are no transactions, agreements, arrangements or understandings between Parent or any of its subsidiaries, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Parent or any of its subsidiaries, on the other hand.

5.17 Litigation; Permits. There is no (a) Action pending, or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or that affects its or their assets or properties, or (b) Order outstanding against Parent or any of its Subsidiaries or that affects its or their assets or properties. Neither Parent nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Parent and its Subsidiaries. Parent holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect.

5.18 Indebtedness. Parent does not have any Indebtedness.

5.19 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 5.19, Parent has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the Prospectus (including the investigation of the Company Group and the negotiation and execution of this Agreement) and related activities and (b) since December 31, 2021, not been subject to any Effect that would have a Material Adverse Effect on Parent.

5.20 Employees and Employee Benefit Plans. Parent does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any liability under, any employee benefit plans.

5.21 Properties. Parent does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Parent does not own or lease any material real property or material personal or tangible property.

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5.22 Parent Material Contracts.

(a) Except as set forth on Schedule 5.22(a), other than this Agreement, the Additional Agreements and confidentiality agreements entered into by Parent in the ordinary course of business, there are no Contracts to which Parent is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a liability greater than $100,000, (ii) may not be cancelled by Parent on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee, (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Parent as its business is currently conducted, any acquisition of material property by Parent, or restricts in any material respect the ability of Parent to solicit the personnel or customers of another Person or engage in business or compete with any other Person or (iv) otherwise imposes any obligations or restrictions on Parent after the Closing (other than customary confidentiality or indemnification obligations) (each, a “Parent Material Contract”). All Parent Material Contracts have been made available to the Company.

(b) With respect to each Parent Material Contract: (i) such Parent Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) such Parent Material Contract is legal, valid, binding and enforceable in all material respects against Parent and, to the Knowledge of Parent, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Parent is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Parent, or permit termination or acceleration by the other party, under such Parent Material Contract; and (iv) to the Knowledge of Parent, no other party to any Parent Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Parent under any Parent Material Contract.

5.23 Insurance. Schedule 5.23 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Parent relating to Parent or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and Parent is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Parent, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Parent. Parent has each reported to its insurers all material claims and pending circumstances that would reasonably be expected to result in a material claim.

5.24 Investment Company Act. Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

5.25 Tax Matters.

(a) (i) Parent has duly and timely filed all income and all other material Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to Taxes of Parent; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of Parent for which a Lien may be imposed on any of Parent’s assets has been waived or extended, which waiver or extension is in effect; (v) Parent has complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all material Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by Parent; (vi) there is no outstanding request for a ruling from any Taxing Authority, request for consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority or agreement with any Taxing Authority with respect to Parent; (vii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of Parent; (viii) no claim has ever been made by a Taxing Authority in a jurisdiction where Parent has not paid any Tax or filed Tax Returns, asserting that Parent is or may be subject to Tax in such jurisdiction, Parent is not nor has it ever been subject to Tax in any country other than the respective countries of incorporation or formation of Parent members by virtue of having a permanent establishment or other place of business in that country, and the members of Parent are and have always been tax residents solely in their respective countries of incorporation or formation; (ix) Parent has made available to Company true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period since its formation; (x) there is no outstanding power of attorney from Parent authorizing anyone to act on behalf of Parent in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of Parent; (xi) Parent is not, and has ever been, a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (xii) Parent has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Parent); (xiii) Parent has no liability for the Taxes of any other Person: (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or by contract or (3) otherwise by operation of applicable Law; (xiv) Parent has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed; (xv) the Parent is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xvi) the Parent has not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

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(b) The Parent will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) the use of, or change in, a method of accounting with respect to any transaction that occurred on or before the Closing Date (ii) any closing agreement described in Section 7121 of the Code (or similar provision of state, local or foreign Law); (iii) any installment sale or open sale transaction disposition made in a pre-Closing Tax period; (iv) any prepaid amount received in a pre-Closing Tax period; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).

(c) The unpaid Taxes of Parent (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Parent in filing its Tax Return.

(d) The Parent has been in compliance in all respects with all applicable transfer pricing laws and legal requirements.

(e) The Parent has not taken any action (nor permitted any action to be taken), and to the Parent’s Knowledge, there is no fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.26 PIPE Financing. Parent has executed Subscription Agreements with the PIPE Investors for them to purchase the PIPE Shares for an aggregate investment equal to the PIPE Financing Amount. Each of the PIPE Investors is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act). True and complete executed copies of each Subscription Agreement has been delivered to the Company on or prior to the date hereof. Each of the Subscription Agreements (a) have been duly authorized, executed and delivered by Parent, (b) are in full force and effect and have not been withdrawn, terminated or otherwise amended or modified (and no such withdrawal, termination, amendment or modification is contemplated by Parent) and (c) constitute a legal, valid and binding obligation of Parent, enforceable against Parent, and, to the knowledge of Parent, the other parties thereto, in accordance with their terms. There are no other agreements, side letters, or arrangements between Parent and any PIPE Investor relating to any Subscription Agreement or the purchase by such PIPE Investor of securities of Parent, that could affect the obligation of the PIPE Investors to acquire their portion of the PIPE Shares as set forth in the applicable Subscription Agreement, and, as of the date hereof, Parent does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreements not being satisfied, or the PIPE Investment Amount not being available to Parent, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of any Subscription Agreement and, as of the date hereof, Parent has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent to the obligations of the PIPE Investors to acquire the PIPE Shares on the terms set forth therein. No fees, consideration (other than PIPE Shares) or other discounts are payable or have been agreed by Parent to any PIPE Investor in respect of its PIPE Shares to be acquired under its Subscription Agreement.

5.27 CFIUS Foreign Person Status. Parent represents and warrants that Sponsor is not a “foreign person” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

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ARTICLE VI
COVENANTS OF THE PARTIES PENDING CLOSING

6.1 Conduct of the Business. Each of the Company and Parent covenants and agrees that:

(a) Except as expressly contemplated by this Agreement or the Additional Agreements or as set forth on Schedule 6.1(a), from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (the “Interim Period”), each party shall (I) conduct its business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, (II) duly and timely file all material Tax Returns required to be filed (or obtain a permitted extension with respect thereto) with the applicable Taxing Authorities and pay any and all Taxes due and payable during such time period; (III) duly observe and conform in with all applicable Law, including the Exchange Act, and Orders, in each case, in all material respects, and (IV) use commercially reasonable efforts to preserve intact its business relationships with employees, clients, suppliers, contract manufacturing organizations, contract research organizations and other third parties. Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement or the Additional Agreements, as required by applicable Law, or as set forth on Schedule 6.1(a), from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, without the other party’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), neither the Company nor Parent shall, or permit its Subsidiaries to:

(i) amend, modify or supplement its certificate of incorporation or bylaws or other organizational or governing documents except as contemplated hereby, or engage in any reorganization, reclassification, liquidation, dissolution or similar transaction;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any material way or relinquish any material right under, any material contract, agreement, lease, license or other right or asset of such party or its Subsidiaries;

(iii) other than in the ordinary course of business, modify, amend or enter into any contract, agreement, lease, license or commitment, including for capital expenditures, that extends for a term of one year or more and obligates the payment by it of more than $100,000 (individually or in the aggregate);

(iv) make any capital expenditures in excess of $100,000 (individually or in the aggregate);

(v) sell, lease, license or otherwise dispose of any of its material assets, except pursuant to existing contracts or commitments disclosed herein or in the ordinary course of business consistent with past practices;

(vi) solely in the case of the Company, sell, lease, license or otherwise dispose of any of any material Company Owned IP outside of the ordinary course of business consistent with past practices;

(vii) solely in the case of the Company, permit any material Registered Owned IP to go abandoned or expire for failure to make an annuity or maintenance fee payment, or file any necessary paper or action to maintain such rights;

(viii) (A) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or other equity securities; or (B) except as contemplated hereby or by any Additional Agreement, amend any material term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

(ix) (A) make any loan, advance or capital contribution in excess of $100,000 to any Person; (B) incur any Indebtedness in excess of $100,000 including drawings under the lines of credit, if any, other than (1) loans evidenced by promissory notes made to Parent as working capital advances as described in the Prospectus and (2) intercompany Indebtedness; or (C) repay or satisfy any Indebtedness in excess of $100,000, other than the repayment of Indebtedness in accordance with the terms thereof;

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(x) suffer or incur any Lien in excess of $100,000, except for Permitted Liens, on its assets;

(xi) delay, accelerate or cancel, or waive any material right with respect to, any receivables or Indebtedness in excess of $100,000 owed to it, or write off or make reserves in excess of $250,000 against the same (other than, in the case of the Company Group, in the ordinary course of business consistent with past practices);

(xii) merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person; make any material investment in any Person; or be acquired by any other Person;

(xiii) terminate or allow to lapse any material insurance policy protecting any of its material assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xiv) adopt any severance, retention or other employee plan in excess of $100,000 in the aggregate, or fail to continue to make timely contributions to each Plan in accordance with the terms thereof;

(xv) institute, settle or agree to settle any Action before any Authority, in each case in excess of $100,000 (exclusive of any amounts covered by insurance) or that imposes material injunctive or other material non-monetary relief on it;

(xvi) except as required by U.S. GAAP, make any material change in its accounting principles, methods or practices or write down in any material respect the value of its assets;

(xvii) change its principal place of business or jurisdiction of organization;

(xviii) issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock or other securities, other than with respect to the Company Group, the issuance of shares of Company Common Stock upon the exercise or conversion of outstanding Company convertible securities;

(xix) (A) make, change or revoke any material Tax election; (B) change any annual Tax accounting periods in any material respect; (C) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes of the Company Group; (D) enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes of the Company Group; or (E) surrender or forfeit any right to claim a material Tax refund;

(xx) enter into any material transaction with or distribute or advance any material assets or property to any of its Affiliates (other than its Subsidiaries), other than the payment of salary and benefits in the ordinary course;

(xxi) other than as required by a Plan, (A) materially increase or change the compensation or benefits of any employee or service provider of the Company Group other than in the ordinary course of business (including for promotions) (and in any event not in the aggregate by more than ten percent (10%)), (B) accelerate the vesting or payment of any material compensation or benefits of any employee or service provider of the Company Group, (C) make any loan to any present or former employee or other individual service provider of the Company Group, other than advancement of expenses in the ordinary course of business consistent with past practices, or (D) enter into, amend or terminate any collective bargaining agreement or other material agreement with a labor union or labor organization;

(xxii) fail to duly observe and conform to any applicable Laws and Orders in any material respect; or

(xxiii) agree or commit to do any of the foregoing.

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(b) Notwithstanding the foregoing, Company and Parent and their respective Subsidiaries shall be permitted to take any and all actions required to comply in all material respects with the quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Authority (including the Centers for Disease Control and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security (CARES) Act or any changes thereto.

6.2 Exclusivity.

(a) During the Interim Period, neither the Company, on the one hand, nor Parent, on the other hand, shall, and such Persons shall cause each of their respective Representatives not to, without the prior written consent of the other party (which consent may be withheld in the sole and absolute discretion of the party asked to provide consent), directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, recommend or enter into any Alternative Transaction or any contract or agreement related to any Alternative Transaction. Immediately following the execution of this Agreement, the Company, on the one hand, and Parent, on the other hand, shall, and shall cause each of its Representatives, to terminate any existing discussion or negotiations with any Persons other than the Company or Parent, as applicable, concerning any Alternative Transaction. Each of the Company and Parent shall be responsible for any acts or omissions of any of its respective Representatives that, if they were the acts or omissions of the Company or Parent, as applicable, would be deemed a breach of such party’s obligations hereunder (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company or Parent, as applicable, may have against such Representatives with respect to any such acts or omissions). For purposes of this Agreement, the term “Alternative Transaction” means any of the following transactions involving the Company or Parent or their respective Subsidiaries (other than the transactions contemplated by this Agreement or the Additional Agreements): (A) any merger, consolidation, share exchange, business combination or other similar transaction (other than between or among such party and/or its wholly-owned Subsidiaries), (B) any sale, lease, exchange, transfer or other disposition of all or a material portion of the assets of such Person or any material portion of the capital stock or other equity interests of such party or its Subsidiaries in a single transaction or series of transactions or (C) with respect to Parent, any other Business Combination.

(b) In the event that there is an unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction, communicated in writing to the Company or Parent or any of their respective Representatives (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within three (3) Business Days after receipt thereof) advise the other parties to this Agreement, orally and in writing, of such Alternative Proposal and the material terms and conditions thereof (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company and Parent shall keep each other informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. As used herein with respect to Parent, the term “Alternative Proposal” shall not include the receipt by Parent of any unsolicited communications (including the receipt of draft non-disclosure agreements) in the ordinary course of business consistent with past practices inquiring as to Parent’s interest in a potential target for a Business Combination; provided, however, that Parent shall inform the person initiating such communication of the existence of this Agreement and its obligations hereunder.

6.3 Access to Information. During the Interim Period, the Company and Parent shall each, use commercially reasonable efforts to, (a) continue to give the other party, its legal counsel and its other Representatives reasonable access to the offices, properties and Books and Records, (b) furnish to the other party, its legal counsel and its other Representatives such information relating to the business of the Company Group and Parent as such Persons may reasonably request and (c) cause its employees, legal counsel, accountants and other Representatives to reasonably cooperate with the other party in its investigation of the Business (in the case of the Company) or the business of Parent (in the case of Parent); provided, that no investigation pursuant to this Section 6.3 (or any investigation made prior to the date hereof) shall affect any representation or warranty given by the Company or Parent; and provided, further, that any investigation pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company Group. Notwithstanding anything to the contrary expressed or implied in this Agreement, neither party shall be required to provide the access described above or disclose any information to the other party if doing so is, in such party’s reasonable judgement, reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law.

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6.4 Notices of Certain Events. During the Interim Period, each of Parent and the Company shall promptly notify the other party of:

(a) any notice from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or Parent, post-Closing) to any such Person or create any Lien on any of the Company Group’s or Parent’s assets;

(b) any notice or other material communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or threatened in writing against, relating to or involving or otherwise affecting either party or any of their stockholders or their equity, assets or business and that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or would reasonably be expected to constitute or result in a Material Adverse Effect, upon having actual Knowledge of such occurrence; and

(e) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in either case, upon having actual Knowledge of such occurrence, that would reasonably be expected to cause any of the conditions set forth in Sections 9.2(a), 9.2(b) or 9.2(c), with respect to the Company’s obligations under this Section 6.4(e), or Sections 9.3(a) or 9.3(b) with respect to Parent’s obligations under this Section 6.4(e), not to be satisfied.

6.5 Cooperation with Form S-4/Proxy Statement; Other Filings.

(a) The Company shall promptly provide to Parent such information concerning the Company and the Company Stockholders as is either required by the federal securities Laws or reasonably requested by Parent and appropriate for inclusion in the Offer Documents. Promptly after the receipt by Parent from the Company of all such information, Parent shall prepare and file with the SEC, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from holders of Parent Common Stock sufficient to obtain Parent Stockholder Approval at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “Parent Stockholder Meeting”). Such proxy materials shall be in the form of a proxy statement (the “Proxy Statement”), which shall be included in a Registration Statement on Form S-4 (the “Form S-4”) filed by Parent with the SEC, pursuant to which the Parent Common Stock issuable in the Merger shall be registered. Parent shall promptly respond to any SEC comments on the Form S-4, and which Form S-4 will also include a consent solicitation for the Company Stockholders to obtain the Company Stockholder Approval pursuant to the Company Stockholder Written Consent. The Proxy Statement, the Form S-4 and the documents included or referred to therein, together with any supplements, amendments or exhibits thereto, are referred to herein as the “Offer Documents”.

(b) Parent (i) shall permit the Company and its counsel to review and comment on the Proxy Statement and Form S-4 and any exhibits, amendments or supplements thereto (or other related documents); (ii) shall consider any such comments reasonably and in good faith; and (iii) shall not file the Proxy Statement and Form S-4 or any exhibit, amendment or supplement thereto without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned). As promptly as practicable after receipt thereof, Parent shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between Parent or any of its Representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Proxy Statement and the S-4, and, in each case, shall consult with the Company and its counsel concerning any such correspondence. Parent shall not file any response letters to any comments from the SEC without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned). Parent will use its reasonable efforts to permit the Company’s counsel to participate in any calls, meetings or other communications with the SEC or its staff. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Proxy Statement or the S-4 or any amendment or supplement thereto has been filed with the SEC and the time when the Form S-4 declared effective or any stop order relating to the Form S-4 is issued.

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(c) As soon as practicable following the date on which the Form S-4 is declared effective by the SEC (the “S-4 Effective Date”), Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and the Company Stockholders and, pursuant thereto, shall call the Parent Stockholder Meeting in accordance with its organizational documents and the laws of the State of Delaware and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other matters presented to the Parent Stockholders for approval or adoption at the Parent Stockholder Meeting, including the matters described in Section 6.5(e).

(d) Parent and the Company shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act and all applicable Laws of the State of Delaware or the State of Nevada, as applicable, and the NASDAQ, in the preparation, filing and distribution of the Form S-4 and the Proxy Statement (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement and the calling and holding of the Parent Stockholder Meeting. Without limiting the foregoing, Parent shall ensure that each of the Form S-4, as of the S-4 Effective Date, and the Proxy Statement, as of the date on which it is first distributed to Parent Stockholders, and as of the date of the Parent Stockholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided, that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company (or any other information) that is furnished by the Company expressly for inclusion in the Proxy Statement). If at any time prior to the Effective Time, a change in the information relating to the Company or any other information furnished by Parent, Merger Sub or the Company for inclusion in the Proxy Statement, which would make the preceding sentence incorrect, should be discovered by Parent, Merger Sub or the Company, as applicable, such party shall promptly notify the other parties of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to Parent’s stockholders. In connection therewith, Parent, Merger Sub and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Parent as relevant if required to achieve the foregoing.

(e) In accordance with Parent’s amended and restated certificate of incorporation and applicable securities laws, rules and regulations, including the Delaware General Corporation Law and rules and regulations of the NASDAQ, in the Proxy Statement, Parent shall seek from the holders of Parent Common Stock the approval the following proposals: (i) the Parent Stockholder Approval; (ii) adoption and approval of the Second Amended and Restated Certificate of Incorporation of Parent, in form and substance reasonably acceptable to the Company and Parent, including the change of the name of Parent to “Tomorrow Crypto Group Holding Inc.” and the authorization and designation of the PIPE Shares (the “Amended Parent Charter”); (iii) adoption and approval of the amended and restated bylaws of Parent in form and substance reasonably acceptable to the Company and Parent; (iv) approval of the Parent Equity Incentive Plan; (v) approval of the members of the Board of Directors of Parent immediately after the Closing, (vi) approval of the issuance of more than 20% of the issued and outstanding shares of Parent Common Stock to the Company Stockholders in connection with the Merger under applicable exchange listing rules; (vii) approval to adjourn the Parent Stockholder Meeting, if necessary; (viii) all required approvals under the NASDAQ rules of the issuance of the shares of Parent Common Stock in connection with the Subscription Agreements; and (ix) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Merger as reasonably determined by the Company and the Parent (the proposals set forth in the forgoing clauses (i) through (ix) collectively, the “Parent Proposals”).

(f) Parent, with the assistance of the Company, shall use its reasonable efforts to cause the S-4 and the Proxy Statement to “clear” comments from the SEC and the S-4 to become effective as promptly as reasonably practicable thereafter. As soon as practicable after the Proxy Statement is “cleared” by the SEC, Parent shall cause the Proxy Statement, together will all other Offer Documents, to be disseminated to holders of Parent Common Stock. The Offer Documents shall provide the public stockholders of Parent with the opportunity to redeem all or a portion of their public shares of Parent Common Stock, up to that number of shares of Parent Common Stock that would permit Parent to maintain consolidated net tangible assets of at least $5,000,001 either immediately prior to or upon the consummation of the Merger, at a price per share equal to the pro rata share of the funds in the Trust Account, all in accordance with and as required by Parent’s amended and restated certificate of incorporation, the Trust Agreement, applicable Law and any applicable rules and regulations of the SEC. In accordance with Parent’s amended and restated certificate of incorporation, the proceeds held in the Trust Account will first be used for the redemption of the shares of Parent Common Stock held by Parent’s public stockholders who have elected to redeem such shares.

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(g) Parent shall call and hold the Parent Stockholder Meeting as promptly as practicable after the S-4 Effective Date for the purpose of seeking the approval of each of the Parent Proposals, and Parent shall consult in good faith with the Company with respect to the date on which such meeting is to be held. Parent shall not postpone or adjourn the Parent Stockholder Meeting without the prior written consent of the Company (which shall not be unreasonably withheld, delayed or conditioned) unless the requisite quorum is not obtained. Parent shall use reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Merger and this Agreement and the other Parent Proposals. Parent’s Board of Directors shall recommend that the Parent Stockholders vote in favor of the Parent Proposals, and neither Parent’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to the Company, such recommendation.

(h) In connection with the preparation and filing of the S-4 and any amendments thereto, the Company Group shall cooperate with the Parent and shall make their directors, officers and appropriate senior employees reasonably available to Parent and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(i) Notwithstanding anything else to the contrary in this Agreement or any Additional Agreements, Parent may make any public filing with respect to the Merger to the extent required by applicable Law, provided that prior to making any filing that includes information regarding the Company Group, Parent shall provide a copy of the filing to the Company and permit the Company to make revisions to protect confidential or proprietary information of the Company Group.

6.6 Trust Account. Parent covenants that it shall cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including for the payment of (a) all amounts payable to public holders of Parent Public Rights who shall have validly redeemed their Parent Public Rights (the “Parent Redemption Amount”), (b) deferred underwriting commissions and the expenses of Parent and the Company Group to the third parties to which they are owed, and (c) the remaining monies in the Trust Account to Parent or the Surviving Corporation after the Closing.

6.7 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated under this Agreement, upon the terms and subject to the conditions set forth in this Agreement, including the prompt delivery to the Company (but in any event within one (1) Business Day following the execution of this Agreement) of the written consent of the stockholder of Merger Sub approving this Agreement, the Merger and the other transactions contemplated by this Agreement and the performance of the obligations of Merger Sub hereunder.

6.8 Cooperation with Antitrust Law Approvals. Promptly after the date hereof, to the extent required by applicable Law, Parent and the Company shall each prepare and file the notification required of it under the HSR Act in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission, U.S. Department of Justice, or any other Authority in connection with such notification and otherwise cooperate in good faith with each other and such Authorities. Each party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act will use commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods as soon as practicable, including, if appropriate, by requesting early termination of the HSR waiting period. Without limiting the foregoing, Parent and the Company shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Authority with respect to Antitrust Laws regarding the transactions contemplated by this Agreement; (ii) permit each other to review reasonably in advance any proposed substantive written communication to any such Authority and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Action with respect to such transactions under Antitrust Laws; (iv) not agree to participate in any substantive meeting or discussion with any such Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement with respect to Antitrust Laws unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Authority, gives the other party the opportunity to attend; (v) keep the other reasonably informed as to the status of any such Action; and (vi) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications (and memoranda setting forth the substance of all substantive oral communications) between such party and their Subsidiaries and their respective Representatives and advisors, on one hand, and any such Authority, on the other hand, in each case, with respect to this Agreement and the transactions contemplated by this Agreement with respect to Antitrust Laws; provided that materials required to be supplied pursuant to this section may be redacted (1) as necessary to comply with contractual arrangements, (2) as necessary to comply with applicable Law, and (3) as necessary to address reasonable privilege or confidentiality concerns; provided further, that a party may reasonably designate any competitively sensitive material provided to another party under this Section 6.8 as “Outside Counsel Only”.

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6.9 Subscription Agreements. Unless otherwise approved in writing by the Company (not to be unreasonably withheld, conditioned or delayed), Parent shall not (a) reduce the PIPE Financing Amount or the amount of PIPE Shares under Any Subscription Agreement or reduce or impair the rights of Parent under any Subscription Agreement or (b) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations thereunder. Subject to the conditions in the Subscription Agreements having been satisfied, Parent shall use commercially reasonable efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using commercially reasonable efforts to enforce its rights under each Subscription Agreement to cause the applicable PIPE Investor to pay to Parent (either directly or to an escrow account established by Parent) for the PIPE Shares under such PIPE Investor’s Subscription Agreement in accordance with its terms.

ARTICLE VII
COVENANTS OF THE COMPANY

7.1 No Insider Trading. During the Interim Period, the Company shall not, and it shall direct its Representatives to not, directly or indirectly, (a) purchase or sell (including entering into any hedge transaction with respect to) any Parent Common Stock, Parent Public Warrant, Parent Subunit or Parent Unit, except in compliance with all applicable securities Laws, including Regulation M under the Exchange Act, in all material respects; or (ii) use or disclose or encourage any other Person to use or disclose any information that Parent or its Affiliates has made or makes available to the Company and its Representatives in violation of the Exchange Act, the Securities Act or any other applicable securities Law in any material respect.

7.2 Company’s Stockholders Approval.

(a) As promptly as reasonably practicable after the S-4 Effective Date and in any event within five (5) Business Days following the S-4 Effective Date (the “Company Stockholder Written Consent Deadline”), the Company shall obtain and deliver to Parent a true and correct copy of a written consent (in form and substance reasonably satisfactory to Parent) evidencing the Company Stockholder Approval that is duly executed by the Company Stockholders that hold at least the requisite number and class of issued and outstanding shares of Company Common Stock required to obtain the Company Stockholder Approval (the “Company Stockholder Written Consent”).

(b) The Company’s Board of Directors shall recommend that the Company Stockholders vote in favor of this Agreement, the Additional Agreements to which the Company is or will be a party, the transactions contemplated hereby and thereby and other related matters, and neither the Company’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, such recommendation.

7.3 Additional Financial Information. The Company shall use its commercially reasonable efforts to provide Parent (i) on or prior to August 15, 2022, with the Annual Financial Statements, and (ii) on or prior to August 31, 2022, with the unaudited consolidated balance sheet of the Company as of June 30, 2022 and the related unaudited statements of operations, changes in stockholders’ equity and cash flows for the three-month period ended June 30, 2022, each prepared under U.S. GAAP and reviewed by a PCAOB qualified auditor in accordance with the requirements of the PCAOB for public companies (the “Final June 30, 2022 Financial Statements”). Additionally, during the Interim Period, the Company shall use its commercially reasonable efforts to provide Parent with the Company’s consolidated interim financial information for each quarterly period beginning after June 30, 2022 no later than forty (40) calendar days following the end of each quarterly period, each prepared under U.S. GAAP and reviewed by a PCAOB qualified auditor in accordance with the requirements of the PCAOB for public companies. All of the financial statements to be delivered pursuant to this Section 7.3 shall be accompanied by a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and consolidated results of operations of the Company as of the date or for the periods indicated, in accordance with U.S. GAAP, except as otherwise indicated in such statements and subject to year-end audit adjustments. The Company will promptly provide Parent with additional Company financial information reasonably requested by Parent for inclusion in the Proxy Statement and any other filings to be made by Parent with the SEC.

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7.4 Lock-Up Agreements. Prior to the Closing, the Company shall cause those persons set forth on Schedule 7.4 who have not entered into a Lock-Up Agreement concurrently with this Agreement to enter into a Lock-Up Agreement with Parent to be effective as of the Closing, pursuant to which the Merger Consideration Shares shall be subject to a lock-up in accordance with the terms and conditions more fully set forth in the Lock-Up Agreement.

7.5 Further Covenant Regarding Conduct of Company’s Business. Prior to the Closing, the Company shall use its commercially reasonable best efforts to cause the timely shipment of its ASIC mining machines in accordance with the plan set forth on Schedule 7.5 and the subsequent delivery, installation, commissioning and entry into service thereof (including, without limitation, procuring suitable hosting arrangements in connection with the same).

ARTICLE VIII
COVENANTS OF ALL PARTIES HERETO

8.1 Commercially Reasonable Efforts; Further Assurances; Governmental Consents.

(a) Subject to the terms and conditions of this Agreement, each party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement, including using commercially reasonable efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable Authorities prior to the Effective Time; (ii) avoid an Action by any Authority, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. The parties shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

(b) Other than with respect to Antitrust Laws, which shall be governed by Section 6.8, and subject to applicable Law, each of the Company and Parent agrees to (i) reasonably cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices and other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (iii) and (iv) above, that materials may be redacted (A) as necessary to comply with contractual arrangements or applicable Laws, and (B) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) During the Interim Period, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Action (including derivative claims) relating to this Agreement, any of the Additional Agreements or any matters relating thereto commenced against Parent, any of the Parent Parties or any of its or their respective Representatives in their capacity as a representative of a Parent Party or against any member of the Company Group (collectively, the “Transaction Litigation”). The Parent shall control the negotiation, defense and settlement of any such Transaction Litigation brought against the Parent, the Merger Sub or members of the boards of directors of the Parent or Merger Sub and the Company shall control the negotiation, defense and settlement of any such Transaction Litigation brought against any member of the Company Group or the members of their boards of directors; provided, however, that in no event shall the Company or the Parent settle, compromise or come to any arrangement with respect to any Transaction Litigation, or agree to do the same, without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed; provided, that it shall be deemed to be reasonable for Parent (if the Company is controlling the Transaction Litigation) or the Company (if the Parent is controlling the Transaction Litigation) to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of each Parent Party (if the Company is controlling the Transaction Litigation) or the Company and its Subsidiaries and related parties (if the Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation, (B) provides for any non-monetary, injunctive, equitable or similar relief against any Parent Party (if the Company is controlling the Transaction Litigation) or the Company and its Subsidiaries and related parties (if the Parent is controlling the Transaction Litigation) or (C) contains an admission of wrongdoing or Liability by a Parent Party (if the Company is controlling the Transaction Litigation) or the Company and its Subsidiaries and related parties (if the Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation. Parent and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other.

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(d) During the Interim Period, Parent shall use commercially reasonable efforts to timely obtain the fairness opinion referred to in Section 9.2(j).

8.2 Compliance with SPAC Agreements. Without the prior written consent of the Company, during the Interim Period, Parent shall (a) comply with the Trust Agreement, the Underwriting Agreement, dated as of December 6, 2021, by and between Parent and Chardan Capital Markets, LLC, and (b) enforce the terms of (i) the letter agreement, dated as of December 6, 2021, by and among Parent and each of the officers, directors and stockholders of Parent named therein, and (ii) the Stock Escrow Agreement, dated as of December 6, 2021, by and among Parent, Continental Stock Transfer & Trust Company, as escrow agent, and the initial stockholders of Parent named therein.

8.3 Confidentiality. Except as necessary to complete the SEC Statement, the other Offer Documents or any Other Filings, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall comply with the Confidentiality Agreement.

8.4 Directors’ and Officers’ Indemnification and Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company or its Subsidiaries or the Parent Parties and Persons who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company or its Subsidiaries or the Parent Parties, as provided in their respective organizational documents or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time, Parent shall cause the organizational documents of Parent and the Surviving Corporation and their respective Subsidiaries to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses than are set forth as of the date of this Agreement in the organizational documents of, with respect to Parent, Parent, and with respect to the Surviving Corporation and its Subsidiaries, the Company and its Subsidiaries, as applicable, to the extent permitted by applicable Law.

(b) Prior to the Closing, Parent and the Company shall reasonably cooperate in order to obtain (at Parent’s expense) directors’ and officers’ liability insurance for Parent and the Company that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Parent and its Subsidiaries (including the Surviving Corporation after the Effective Time) at and after the Closing on terms not less favorable than the better of (x) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (y) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NASDAQ which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business, anticipated market capitalization and revenues) as the Company.

(c) The provisions of this Section 8.4 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company or Parent for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

(d) At or prior to the Effective Time, the Company shall obtain and fully pay the premium for a six year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of six years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms (other than premiums payable) substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.

(e) At or prior to the Effective Time, the Parent may (at Parent’s expense) obtain and fully pay the premium for a six year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of the Parent’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of six years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms (other than premiums payable) substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by the Parent with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.

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8.5 Parent Public Filings; NASDAQ. During the Interim Period, Parent will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws, and shall use commercially reasonable efforts prior to the Closing to maintain the listing of the Parent Public Units, the Parent Subunits and the Parent Public Warrants on NASDAQ. During the Interim Period, Parent shall use commercially reasonable efforts to cause (a) Parent’s initial listing application with NASDAQ in connection with the transactions contemplated by this Agreement to have been approved; (b) all applicable initial and continuing listing requirements of NASDAQ to be satisfied; and (c) the Parent Common Stock, including the Merger Consideration Shares, and the Parent Public Warrants and Parent Public Rights to be approved for listing on NASDAQ, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Effective Time.

8.6 Certain Tax Matters. Each of Parent and the Company shall use commercially reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Parent nor the Company shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Parent and the Company intend to report and, except to the extent otherwise required by a change in Law, shall report, for U.S. federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required by applicable Law.

8.7 Parent Equity Incentive Plan. Prior to the Closing, Parent shall adopt a new equity incentive plan in form and substance acceptable to the Company and Parent (such acceptance not to be unreasonably withheld, conditioned or delayed) (the “Parent Equity Incentive Plan”). The Parent Equity Incentive Plan shall have such number of shares available for issuance equal to twelve percent (12%) of the shares of Parent Common Stock issued and outstanding immediately after the Closing and shall include a five percent (5%) “evergreen” provision that will provide for an automatic increase on the first day of each fiscal year equal to five percent (5%) of the total number of shares of Parent Common Stock issued and outstanding on December 31 of the calendar year immediately preceding the date of such increase.

8.8 Parent Expenses. Parent shall use commercially reasonable efforts to minimize the Parent Transaction Expenses such that the total of all Parent Transaction Expenses incurred or payable as of the Closing by Parent or its Subsidiaries in connection with the consummation of the transactions contemplated hereby shall not exceed $500,000 (excluding the cost of any insurance required under Section 8.4(b) above).

ARTICLE IX
CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction or written waiver (where permissible) by Parent and the Company of all the following conditions:

(a) No provisions of any applicable Law and no Order shall restrain or prohibit or impose any condition on the consummation of the transactions contemplated hereby, including the Merger.

(b) (i) all applicable waiting periods under the HSR Act with respect to the Merger shall have expired or been terminated, and (ii) each consent, approval or authorization of any Authority required of Parent, the Company or any of their respective Subsidiaries to consummate the Merger that are set forth on Schedule 9.1(b) shall have been obtained and shall be in full force and effect.

(c) There shall not be any pending Action brought by any Authority to enjoin or otherwise restrict the consummation of the Closing.

(d) After giving effect to any redemption of shares of Parent Common Stock in connection with the transactions contemplated by this Agreement, Parent shall have net tangible assets of at least $5,000,001 either immediately prior to or upon consummation of the Merger.

(e) The Company Stockholder Approval shall have been obtained.

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(f) Each of the Parent Proposals shall have been approved at the Parent Stockholder Meeting.

(g) Parent’s initial listing application with NASDAQ in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Effective Time, Parent shall satisfy any applicable initial and continuing listing requirements of NASDAQ, and Parent shall not have received any notice of non-compliance therewith, and the Parent Common Stock and the PIPE Shares shall have been approved for listing on NASDAQ.

(h) The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC that remains in effect and no proceeding seeking such a stop order shall have been initiated by the SEC and not withdrawn.

9.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Closing is subject to the satisfaction, or the waiver in Parent’s sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed or complied with, in all material respects, all of its obligations and covenants hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by the Company at or prior to the Closing Date.

(b) The representations and warranties of the Company contained in this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect), shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), except, in each case, for any failure of such representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) to be so true and correct that would not in the aggregate have or reasonably be expected to have a Material Adverse Effect in respect of the Company Group as a whole.

(c) Since the date of this Agreement, there shall not have occurred any Effect in respect of the Company Group, that individually, or together with any other Effect since the date of this Agreement, has had or would reasonably be expected to have a Material Adverse Effect in respect of the Company Group as a whole which is continuing and uncured.

(d) Parent shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the Company certifying the accuracy of the provisions of the foregoing clauses (a), (b) and (c) of this Section 9.2.

(e) Parent shall have received a certificate, dated as of the Closing Date, signed by the Secretary of the Company attaching true, correct and complete copies of (i) the Company Articles of Incorporation, certified as of a recent date by the Secretary of State of the State of Nevada; (ii) the Company’s Bylaws; (iii) copies of resolutions duly adopted by the Board of Directors of the Company authorizing this Agreement, the Additional Agreements to which the Company is a party and the transactions contemplated hereby and thereby and the Company Stockholder Written Consent; and (iv) a certificate of good standing of the Company, certified as of a recent date (not less than 3 days before the Closing Date) by the Secretary of State of the State of Nevada.

(f) Each of the Company and the Company Stockholders, as applicable, shall have executed and delivered to Parent a copy of each Additional Agreement to which the Company or such Company Stockholder, as applicable, is a party and that was not otherwise executed and delivered prior to the Closing.

(g) The Company shall have delivered to Parent a duly executed certificate conforming to the requirements of Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the United States Treasury regulations, and a notice to be delivered to the United States Internal Revenue Service as required under Section 1.897-2(h)(2) of the United States Treasury regulations, each dated no more than thirty (30) days prior to the Closing Date and in form and substance reasonable acceptable to Parent.

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(h) At least three (3) of the Company’s officers comprising the senior management of the Company shall be United States residents.

(i) Parent shall have received a copy of the Escrow Agreement, duly executed by the Seller Representative and the Escrow Agent.

(j) Parent shall have obtained an opinion from an independent investment bank or other financial advisory firm mutually acceptable to Parent and the Company as to the fairness from a financial point of view, as of the date of such opinion, of the Merger Consideration Shares to be paid to the Company Stockholders pursuant to this Agreement.

9.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver in the Company’s sole and absolute discretion, of all of the following further conditions:

(a) Parent and Merger Sub shall each have duly performed or complied with, in all material respects, all of its respective obligations and covenants hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Parent or Merger Sub, as applicable, at or prior to the Closing Date.

(b) The representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), shall be true and correct as of the date of this Agreement and as of the Closing Date in all material respects, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects at and as of such earlier date).

(c) Since the date of this Agreement, there shall not have occurred any Effect in respect of Parent that individually, or together with any other Effect since the date of this Agreement, has had or would reasonably be expected to have a Material Adverse Effect in respect of Parent which is continuing and uncured.

(d) The Company shall have received a certificate signed by the Chief Executive Officer of Parent accuracy of the provisions of the foregoing clauses (a), (b) and (c) of this Section 9.3.

(e) The Amended Parent Charter, in form and substance reasonably acceptable to Parent and the Company, shall have been filed with, and declared effective by, the Delaware Secretary of State.

(f) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Parent attaching true, correct and complete copies of (i) the amended and restated certificate of incorporation of Parent, certified as of a recent date by the Secretary of State of the State of Delaware; (ii) bylaws of Parent, (iii) copies of resolutions duly adopted by the Board of Directors of Parent authorizing this Agreement, the Additional Agreements to which Parent is a party and the transactions contemplated hereby and thereby and the Parent Proposals; and (iv) a certificate of good standing of Parent, certified as of a recent date by the Secretary of State of the State of Delaware.

(g) The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Merger Sub attaching true, correct and complete copies of (i) copies of resolutions duly adopted by the Board of Directors and sole stockholder of Merger Sub authorizing this Agreement, the Additional Agreements to which Merger Sub is a party and the transactions contemplated hereby and thereby and (ii) a certificate of good standing of Merger Sub, certified as of a recent date by the Secretary of State of the State of Nevada.

(h) Each of Parent, Sponsor or other stockholder of Parent, as applicable, shall have executed and delivered to the Company a copy of each Additional Agreement to which Parent, Sponsor or such other stockholder of Parent, as applicable, is a party.

(i) The size and composition of the post-Closing Parent Board of Directors shall have been appointed as set forth in Section 2.8.

(j) The Parent Closing Cash shall be an amount at least equal to the PIPE Financing Amount.

(k) The Company shall have received a copy of the Escrow Agreement, duly executed by Parent, the Parent Representative and the Escrow Agent.

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ARTICLE X
TERMINATION

10.1 Termination Without Default.

(a) In the event that (i) the Closing of the transactions contemplated hereunder has not occurred by the six (6)-month anniversary of the date of this Agreement (the “Outside Closing Date”) (provided that, if the SEC has not declared the Proxy Statement/Form S-4 effective on or prior to the five (5)-month anniversary of the date of this Agreement, the Outside Closing Date shall be automatically extended by one (1) month); and (ii) the material breach or violation of any representation, warranty, covenant or obligation under this Agreement by the party (i.e., Parent or the Merger Sub, on one hand, or the Company, on the other hand) seeking to terminate this Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Closing Date, then Parent or the Company, as applicable, shall have the right, at its sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

(b) In the event an Authority shall have issued an Order or enacted a Law, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or Law is final and non-appealable, Parent or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party; provided, however, that the right to terminate this Agreement pursuant to this Section shall not be available to the Company or Parent if the failure by such party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Authority.

(c) This Agreement may be terminated at any time by mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors.

(d) Parent may terminate this Agreement by giving written notice to the Company in the event that the Company (i) does not deliver to Parent the Final June 30, 2022 Financial Statements on or prior to August 30, 2022; provided, that upon delivery by the Company to Parent of the Final June 30, 2022 Financial Statements, Parent shall no longer have the right to terminate under this Section 10.1(d)(i), and (ii) the Final June 30, 2022 Financial Statement the Company reveal a change or modification from the Annual Financial Statements that has or would reasonably be expected to have a Material Adverse Effect on the business of the Surviving Corporation.

10.2 Termination Upon Default.

(a) Parent may terminate this Agreement by giving notice to the Company, without prejudice to any rights or obligations Parent or Merger Sub may have: (i) at any time prior to the Closing Date if (x) the Company shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Section 9.2(a) or 9.2(b) impossible; and (y) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company of a written notice from Parent describing in reasonable detail the nature of such breach; (ii) at any time prior to the Closing Date if there shall have been any Effect in respect of the Company Group, that individually, or together with any other Effect since the date of this Agreement, has had or would reasonably be expected to have a Material Adverse Effect in respect of the Company Group as a whole which is uncurable or is not cured within thirty (30) days following the date such Effect initially happened; or (iii) at any time after the Company Stockholder Written Consent Deadline if the Company has not previously received the Company Stockholder Approval (provided, that upon the Company receiving the Company Stockholder Approval, Parent shall no longer have any right to terminate this Agreement under this clause (iii)).

(b) The Company may terminate this Agreement by giving notice to Parent, without prejudice to any rights or obligations the Company may have, at any time prior to the Closing Date, if: (i) (x) Parent shall have breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date, which has rendered or reasonably would render the satisfaction of any of the conditions set forth in Section 9.3(a) or 9.3(b) impossible; and (y) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Parent of a written notice from the Company describing in reasonable detail the nature of such breach; or (ii) there shall have been any Effect in respect of Parent, that individually, or together with any other Effect since the date of this Agreement, has had or would reasonably be expected to have a Material Adverse Effect in respect of Parent which is uncurable and continuing.

10.3 Effect of Termination. If this Agreement is terminated pursuant to this ARTICLE X (other than termination pursuant to Section 10.1(c)), this Agreement shall become void and of no further force or effect without liability of any party (or any shareholder, director, officer, employee, Affiliate, agent, consultant or representative of such party) to the other parties hereto; provided that, if such termination shall result from the willful breach by a party or its Affiliate of its covenants and agreements hereunder or fraud in connection with the transactions contemplated by this Agreement, such party shall not be relieved of liability to the other parties for any such willful breach or fraud. The provisions of Section 8.3, this Section 10.3 and ARTICLE XII, and the Confidentiality Agreement, shall survive any termination hereof pursuant to this ARTICLE X.

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ARTICLE XI
INDEMNIFICATION

11.1 Indemnification of Parent. Subject to the terms and conditions of this ARTICLE XI and from and after the Closing Date, the Company Stockholders (the “Indemnifying Parties”) hereby jointly and severally agree to indemnify and hold harmless Parent (the “Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payment, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by the Indemnified Party as a result of or in connection with any breach or inaccuracy of the representations and warranties of the Company contained in Sections 4.1 (Corporate Existence and Power), 4.2 (Authorization), 4.3 (Governmental Authorization), 4.4 (Non-Contravention), 4.5 (Capitalization), 4.7 (Subsidiaries), 4.8 (Consents), 4.9 (Financial Statements), 4.10 (Books and Records), 4.12 (Absence of Certain Changes), 4.13 (Properties; Title to the Company’s Assets), 4.14 (Litigation), 4.16 (Licenses and Permits), 4.17 (Compliance with Laws), 4.23 (Real Property), 4.24 (Tax Matters), 4.26 (Finders’ Fees), 4.29 (Anti-Money Laundering Laws), and 4.31 (Related Party Transactions) (collectively, the “Company Surviving Reps”). Except for Fraud Claims against the Company, the Indemnified Party shall not assert any claim, and shall not be entitled to indemnification, unless and until the aggregate amount of all Losses indemnifiable hereunder exceeds an amount equal to $1,000,000, in which event the Indemnifying Party shall be responsible for the aggregate amount of all Losses from the first dollar, regardless of such threshold. Notwithstanding anything to the contrary herein, except for Fraud Claims against the Company, the maximum aggregate amount of indemnification payments which the Indemnifying Parties will be obligated to pay under this ARTICLE XI shall not exceed the amount of the Escrow Property in the Escrow Account at such time.

11.2 Procedure. The following shall apply with respect to all claims by the Indemnified Party for indemnification:

(a) The Parent Representative shall have the sole right to act on behalf of the Indemnified Party with respect to any indemnification claims made pursuant to this ARTICLE XI, including bringing and settling any indemnification claims hereunder and receiving any notices on behalf of the Indemnified Party. The Seller Representative shall have the sole right to act on behalf of the Indemnifying Parties with respect to any indemnification claims made pursuant to this ARTICLE XI, including defending and settling any indemnification claims hereunder and receiving any notices on behalf of the Indemnifying Parties.

(b) The Parent Representative on behalf of an Indemnified Party shall give the Seller Representative on behalf of the Indemnifying Parties and the Escrow Agent prompt written notice (an “Indemnification Notice”) of any third-party action with respect to which the Indemnified Party seeks indemnification pursuant to Section 11.1 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party; provided that the copy of such Indemnification Notice provided to the Escrow Agent shall be redacted for any confidential or proprietary information of the Indemnifying Party or the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Section 11.1, except to the extent such failure materially and adversely affects the ability of the Indemnifying Parties to defend such claim or increases the amount of such liability.

(c) In the case of any Third-Party Claims as to which indemnification is sought by the Indemnified Party, the Seller Representative will be entitled, at the sole expense and liability of the Seller Representative, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Indemnifying Parties, within a reasonable time after the giving of an Indemnification Notice by the Parent Representative (but in any event within ten (10) days thereafter), shall (i) deliver a written confirmation to the Parent Representative that the indemnification provisions of Section 11.1 are applicable to such action and the Indemnifying Parties will indemnify such Indemnified Party in respect of such action pursuant to the terms of Section 11.1 and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Indemnifying Parties’ liability for Losses, counterclaim or offset, (ii) notify the Parent Representative in writing of the intention of the Seller Representative to assume the defense thereof, and (iii) retain legal counsel selected by the Seller Representative to conduct the defense of such Third-Party Claim.

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(d) If the Seller Representative assumes the defense of any such Third-Party Claim pursuant to Section 11.2(b), then the Parent Representative and the Indemnified Party shall cooperate with the Seller Representative in any manner reasonably requested in connection with the defense, and the Parent Representative shall have the right to be kept fully informed by the Seller Representative and its legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Seller Representative so assumes the defense of any such Third-Party Claim, the Parent Representative shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Parent Representative shall be at the expense of the Parent Representative unless (i) the Seller Representative has agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and such Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Parties in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Parties.

(e) If the Seller Representative elects to assume the defense of any Third-Party Claim pursuant to Section 11.2(b), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Seller Representative withdraws from or fails to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Seller Representative for such liability. If the Seller Representative does not elect to defend, or if, after commencing or undertaking any such defense, the Seller Representative fails to adequately prosecute or withdraw such defense, the Parent Representative shall have the right to undertake the defense or settlement thereof, at the Indemnifying Parties’ expense. Notwithstanding anything to the contrary, the Seller Representative shall not be entitled to control, but may participate in, and the Parent Representative (at the expense of the Indemnifying Parties) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third-Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such Third-Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third-Party Claim if such Third-Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement. In the event the Parent Representative retains control of the Third-Party Claim, the Parent Representative will not settle the subject claim without the prior written consent of the Seller Representative, which consent will not be unreasonably withheld or delayed.

(f) If the Parent Representative undertakes the defense of any such Third-Party Claim pursuant to Section 11.1 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Parent Representative shall give the Seller Representative prompt written notice thereof and the Seller Representative shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at its expense. The Seller Representative shall not, without the prior written consent of the Parent Representative settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against the Indemnified Party, (ii) in which such Third-Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to the Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other actions (known or unknown) arising or which might arise out of the same facts.

(g) Except for Fraud Claims against the Company, any indemnification claims against the Indemnifying Parties shall be satisfied solely by the Escrow Property (with such indemnification first be applied against the Escrow Shares and then against any other Escrow Property), and no Indemnifying Party shall be required to make any out-of-pocket payment for indemnification. Any indemnification obligation of an Indemnifying Party under this ARTICLE XI will be paid within five (5) Business Days after the determination of such obligation in accordance with this ARTICLE XI (and the Parent Representative and the Seller Representative will provide or cause to be provided to the Escrow Agent any written instructions or other information or documents required by the Escrow Agent to do so). Notwithstanding anything to the contrary contained herein, any indemnification payments will be made to Parent or its successors. With respect to any indemnification payment, the value of each Escrow Share or any other share of Parent Common Stock for purposes of determining the indemnification payment shall be the Parent Share Price on the date that the indemnification claim is finally determined in accordance with this ARTICLE XI. Any Escrow Shares or other shares of Parent Common Stock received by Parent as an indemnification payment shall be promptly canceled by Parent after its receipt thereof.

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11.3 Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third party reimbursement actually received.

11.4 Survival of Indemnification Rights. The Company Surviving Reps shall survive until the Expiration Date. Except for the Company Surviving Reps, no representations or warranties contained in this in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing.

11.5 Sole and Exclusive Remedy. The remedies provided in this ARTICLE XI shall be deemed the sole and exclusive remedies of the Indemnified Party, from and after the Closing Date, with respect to any and all claims arising out of or related to this Agreement or in connection with the transactions contemplated hereby.

ARTICLE XII
MISCELLANEOUS

12.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or nationally recognized overnight courier service, by 5:00 PM Eastern Time on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM Eastern Time, on the first Business Day after such delivery; (b) if by email, on the date of transmission with affirmative confirmation of receipt; or (c) three (3) Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or, following the Closing, the Surviving Corporation or Parent), to:

Tomorrow Crypto Group Inc.

202 S. Raymond Avenue, Unit 706

Pasadena, CA 91105

Attn: Mingliu Wang, CEO

E-mail:

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, NY 10105

Attn: Richard I. Anslow, Esq.

E-mail:

if to Parent or Merger Sub (prior to the Closing):

Globalink Investment Inc.

1180 Avenue of the Americas, 8th Floor

New York, 10036

Attn: Say Leong Lim

E-mail:

with a copy (which shall not constitute notice) to:

Hunter Taubman Fischer & Li LLC

48 Wall Street, Suite 1100

New York, NY 10005

Attention: Ying Li, Esq.; Guillaume de Sampigny, Esq.

E-mail:

if to the Parent Representative:

GL Sponsor LLC

1180 Avenue of the Americas, 8th Floor

New York, NY 10036

Attn: Say Leong Lim

E-mail:

with a copy (which shall not constitute notice) to:

Hunter Taubman Fischer & Li LLC

48 Wall Street, Suite 1100

New York, NY 10005

Attention: Ying Li, Esq.; Guillaume de Sampigny, Esq.

E-mail:

if to the Seller Representative:

Mingliu Wang

202 S. Raymond Avenue, Unit 706

Pasadena, CA 91105

E-mail:

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, NY 10105

Attn: Richard I. Anslow, Esq.

E-mail:

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12.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by Parent, the Company, the Parent Representative and the Seller Representative, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced (or by the Parent Representative or Seller Representative, as applicable, in lieu of such party to the extent provided in this Agreement), and any such waiver shall apply only in the particular instance in which such waiver shall have been given. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the Parent Representative and the Seller Representative.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything to the contrary contained herein, no shall any party seek, nor shall any party be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

12.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

12.4 Publicity. Except as required by law or applicable stock exchange rules and except with respect to the Additional Parent SEC Documents, the parties agree that neither they nor their Representatives shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other party reasonable time to comment on such disclosure in advance of its issuance.

12.5 Expenses. The costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent after the Closing, except that to the extent that Parent Transaction Expenses due and payable at the Closing exceed $500,000 in the aggregate, such excess will be borne by the Sponsor and not by the Parent. If the Closing does not take place, each party shall be responsible for its own expenses.

12.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of Parent and the Company (and after the Closing, the Parent Representative and the Seller Representative). Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

12.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

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12.8 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

12.9 Entire Agreement. This Agreement, together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. Notwithstanding the foregoing, the Confidentiality Agreement is not superseded by this Agreement or merged herein and shall continue in accordance with its terms, including in the event of any termination of this Agreement, until the Closing.

12.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

12.11 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

12.12 Third Party Beneficiaries. Except as provided in Section 8.4 and Section 12.19, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

12.13 Waiver. Reference is made to the final prospectus of Parent, dated December 6, 2021 (the “Prospectus”). The Company understands that Parent has established the Trust Account for the benefit of the public shareholders of Parent and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company, for itself and on behalf of the Company Stockholders, hereby agrees that it does not now and shall not at any time hereafter prior to the Closing have any right, title, interest or claim of any kind in or to any monies in the Trust Account as a result of, or arising out of, any negotiations, contracts or agreements with Parent and hereby agrees that it will not seek recourse against the Trust Account for any reason. Notwithstanding the foregoing, nothing contained in this Section 12.13 shall serve to limit or prohibit (x) the Company’s right to pursue a claim for a breach for legal relief against assets held outside the Trust Account (other than distributions therefrom to Parent’s public shareholders that elect to redeem their shares in connection with the consummation of the Parent’s initial business combination or an extension of Parent’s deadline to consummate its initial business combination or that receive proceeds from the Trust Account upon the liquidation of Parent if it fails to meet its deadline to consummate its initial business combination (“Public Distributions”), for specific performance or other non-monetary relief, or (y) any claims that the Company may have in the future against assets or funds that are not held in the Trust Account (including any funds that have been released from such trust account and any assets that have been purchased or acquired with any such funds, but excluding Public Distributions).

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12.14 No Other Representations; No Reliance.

(a) NONE OF THE COMPANY, ANY COMPANY STOCKHOLDER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT. Without limiting the generality of the foregoing, neither the Company, any Company Stockholder nor any of their respective representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company made available to Parent and its representatives, including due diligence materials, or in any presentation of the business of the Company by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE IV as modified by the Schedules to this Agreement. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company, any Company Stockholder or their respective representatives are not and shall not be deemed to be or to include representations or warranties of the Company or any Company Stockholder, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Additional Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE IV, in each case, as modified by the Schedules to this Agreement. Except for the specific representations and warranties expressly made by the Company in ARTICLE IV, in each case as modified by the Schedules: (a) Parent acknowledges and agrees that: (i) neither the Company, the Company Stockholders nor any of their respective representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Company, the nature or extent of any liabilities of the Company, the effectiveness or the success of any operations of the Company or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company furnished to Parent, Merger Sub or their respective representatives or made available to Parent and its representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no representative of any Company Stockholder or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE IV and subject to the limited remedies herein provided; (b) each of Parent and Merger Sub specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company Stockholders and the Company have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Company, the Company Stockholders nor any other Person shall have any liability to Parent, Merger Sub or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or the future business, operations or affairs of the Company.

(b) NONE OF THE PARENT, MERGER SUB NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE PARENT, MERGER SUB OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT AND THE PARENT SEC DOCUMENTS. Without limiting the generality of the foregoing, neither the Parent, the Merger Sub nor any of their respective representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Parent and the Merger Sub made available to Company and the Company Stockholders and their representatives, including due diligence materials, or in any presentation of the business of the Parent by management of the Parent or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Company and the Company Stockholders in executing, delivering and performing this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE V as modified by the Schedules to this Agreement and the Parent SEC Documents. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Parent, the Merger Sub or their respective representatives are not and shall not be deemed to be or to include representations or warranties of the Parent and Merger Sub, and are not and shall not be deemed to be relied upon by the Company or Company Stockholders in executing, delivering and performing this Agreement, the Additional Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE V, in each case, as modified by the Schedules to this Agreement and the Parent SEC Documents. Except for the specific representations and warranties expressly made by the Parent and Merger Sub in ARTICLE V, in each case as modified by the Schedules and Parent SEC Documents: (a) the Company acknowledges and agrees that: (i) neither the Parent, Merger Sub nor any of their respective representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Parent, Merger Sub, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Parent or Merger Sub, the nature or extent of any liabilities of the Parent or Merger Sub, the effectiveness or the success of any operations of the Parent or Merger Sub or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Parent or Merger Sub furnished to the Company, the Company Stockholders or their respective representatives or made available to the Company, the Company Stockholders and their representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no representative of the Parent or Merger Sub has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE V and subject to the limited remedies herein provided; (b) the Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Parent and the Merger Sub have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Parent, Merger Sub nor any other Person shall have any liability to the Company, the Company Stockholders or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Parent or the future business, operations or affairs of the Parent.

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12.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ADDITIONAL AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.15.

12.16 Submission to Jurisdiction. Subject to the provisions of Section 12.17, each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware does not have jurisdiction, a federal court sitting in Wilmington, Delaware) (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Additional Agreement or (b) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Additional Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 12.16 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 12.1 shall be effective service of process for any such Action.

12.17 Arbitration . Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 12.17), arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 12.17. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to the American Arbitration Association (the “AAA”) and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Additional Agreements and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in the State of Delaware. The language of the arbitration shall be English.

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12.18 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

12.19 Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 12.19) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

12.20 Parent Representative.

(a) Parent, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints GL Sponsor LLC, in the capacity as the Parent Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) bringing, managing, controlling, defending and settling on behalf of the Indemnified Party any indemnification claims by any of them under ARTICLE XI; (ii) acting on behalf of such Person under the Escrow Agreement; (iii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Additional Agreements to which the Parent Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Parent Representative Documents”); (iv) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Parent Representative Documents; (vi) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Parent Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Parent Representative and to rely on their advice and counsel; (vi) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other out-of-pocket fees and expenses allocable or in any way relating to such transaction or any indemnification claim; and (vii) otherwise enforcing the rights and obligations of any such Persons under any Parent Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the parties acknowledge that the Parent Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Parent’s securities (other than the Company Stockholders immediately prior to the Effective Time and their respective successors and assigns). All decisions and actions by the Parent Representative, including any agreement between the Parent Representative and the Company, Seller Representative, any Company Stockholders or Indemnifying Party relating to the defense or settlement of any claims for which an Indemnifying Party may be required to indemnify an Indemnified Party pursuant to ARTICLE XI, shall be binding upon Parent and its Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 12.20 are irrevocable and coupled with an interest. The Parent Representative hereby accepts its appointment and authorization as the Parent Representative under this Agreement.

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(b) The Parent Representative shall not be liable for any act done or omitted under any Parent Representative Document as the Parent Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Parent shall indemnify, defend and hold harmless the Parent Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the Parent Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Parent Representative’s duties under any Parent Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Parent Representative. In no event shall the Parent Representative in such capacity be liable under or in connection with any Parent Representative Document for any indirect, punitive, special or consequential damages. The Parent Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any liability for relying on the Parent Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Parent Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of Parent, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Parent Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Parent Representative under this Section 12.20 shall survive the Closing and continue indefinitely.

(c) The Person serving as the Parent Representative may resign upon ten (10) days’ prior written notice to Parent and the Seller Representative, provided, that the Parent Representative appoints in writing a replacement Parent Representative. Each successor Parent Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Parent Representative, and the term “Parent Representative” as used herein shall be deemed to include any such successor Parent Representatives.

12.21 Seller Representative.

(a) Each Company Stockholder, by delivery of a Letter of Transmittal, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Mingliu Wang, in his capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Additional Agreements to which the Seller Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Seller Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Seller Representative Documents, including: (i) making on behalf of such Person and taking all actions on their behalf relating to the achievement of the requirements for the Earn-out Shares and any disputes with respect thereto; (ii) managing, controlling, defending and settling on behalf of an Indemnifying Party any indemnification claims against any of them under ARTICLE XI, including controlling, defending, managing, settling and participating in any Third-Party Claim thereunder; (iii) acting on behalf of such Person under the Escrow Agreement; (iv) terminating, amending or waiving on behalf of such Person any provision of any Seller Representative Document (provided, that any such action, if material to the rights and obligations of the Company Stockholders in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Company Stockholders unless otherwise agreed by each Company Stockholder who is subject to any disparate treatment of a potentially material and adverse nature); (v) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Seller Representative Document; (vi) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (vii) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (viii) receiving all or any portion of the consideration provided to the Company Stockholders under this Agreement and to distribute the same to the Company Stockholders in accordance with their Pro Rata Share; and (ix) otherwise enforcing the rights and obligations of any such Persons under any Seller Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative, including any agreement between the Seller Representative and the Parent Representative, Parent or any Indemnified Party relating to the defense or settlement of any claims for which an Indemnifying Party may be required to indemnify an Indemnified Party pursuant to ARTICLE XI, shall be binding upon each Company Stockholder and their respective successors and assigns, and neither they nor any other party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 12.21 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement.

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(b) Any other Person, including the Parent Representative, Parent, the Company and the Indemnified Party and the Indemnifying Parties may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Company Stockholders under any Seller Representative Documents. The Parent Representative, Parent, the Company and each Indemnified Party and Indemnifying Party shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) the settlement of any indemnification claims by an Indemnified Party pursuant to ARTICLE XI, (ii) any payment instructions provided by the Seller Representative or (iii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Company Stockholder nor any Indemnifying Party shall have any cause of action against the Parent Representative, Parent or any other Indemnified Party for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. The Parent Representative and Parent shall not have any Liability to any Company Stockholder or Indemnifying Party for any allocation or distribution among the Company Stockholders by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to a Company Stockholder under any Seller Representative Document shall be made to the Seller Representative for the benefit of such Company Stockholder, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Company Stockholder with respect thereto. All notices or other communications required to be made or delivered by a Company Stockholder shall be made by the Seller Representative (except for a notice under Section 12.21(d) of the replacement of the Seller Representative).

(c) The Seller Representative will act for the Company Stockholders on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Company Stockholders, but the Seller Representative will not be responsible to the Company Stockholders for any Losses that any Company Stockholder or any Indemnifying Party may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than Losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. From and after the Closing, the Company Stockholders shall jointly and severally indemnify, defend and hold the Seller Representative harmless from and against any and all Losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Seller Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties under any Seller Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. In no event shall the Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under any Seller Representative Document as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Company Stockholders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 12.21 shall survive the Closing and continue indefinitely.

(d) If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Stockholders, then the Company Stockholders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Company Stockholders holding in the aggregate a Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Parent Representative and Parent in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

GLOBALINK INVESTMENT INC.

By:	/s/ Say Leong Lim
Name:	Say Leong Lim
Title:	Chairman & CEO

Merger Sub:

GLOBALINK MERGER SUB, INC.

By:	/s/ Say Leong Lim
Name:	Say Leong Lim
Title:	Director

Company:

TOMORROW CRYPTO GROUP INC.

By:	/s/ Mingliu Wang
Name:	Mingliu Wang
Title:	CEO

{Signature page to Merger Agreement}

Parent Representative:

GL SPONSOR LLC, in the capacity as the Parent Representative

By:	/s/ Sally Lim
Name:	Sally Lim
Title:	Manager

Seller Representative:

/s/ Mingliu Wang
Mingliu Wang, in the capacity as the Seller Representative